Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

Basic Provisions

The following Basic Provisions form a part of this Purchase and Sale Agreement and Joint Escrow Instructions (this “Agreement”).

A.            Effective Date of this Agreement:    February 10, 2017

B.            Seller: CIM Urban REIT 211 Main St. (SF), LP, a California limited partnership

C.            Seller’s Knowledge Party (Section 8.1): Ricardo Goldberg

D.            Seller Guarantor: CIM Commercial Trust Corp.

E.            Buyer:         BPP 211 Main Owner LLC, a Delaware limited liability company

F.             Buyer’s Knowledge Party (Section 14.2.2): Jacob Werner

G.           Escrow Holder: Chicago Title Insurance Company (Attn: Neal Miranda)

H.           Escrow Number: 67313-TG3.

I.                Title Company: Chicago Title Insurance Company, (Attn: Neal Miranda), as lead co-insurer, or such other nationally-recognized title insurer as Buyer may designate.

J.              Title Commitment: Commitment number 00067313-994-X49-DB, dated as of the date of this Agreement, issued by the Title Company.

K.           Survey: ALTA/NSPS Land Title Survey of the Real Property and the improvements thereon, dated September 19, 2016, prepared by CDS Commercial Due Diligence Services.

L.            Real Property: The real property commonly known as 211 Main Street, San Francisco, CA 94105 located on land (the “Land”) legally described on Exhibit A attached hereto, located in San Francisco County, California (the “County”).

M.         Purchase Price:  An amount equal to $292,881,810, as adjusted in accordance with the terms of this Agreement.

N.            Deposit:    Fifteen Million and no/100 Dollars ($15,000,000).

O.           Data Room: The material made available to Buyer in the electronic data room established by Seller’s Broker, as of 5:00PM PST on the first Business Day immediately prior to the date of this Agreement.

P.             Closing Date:                    Forty-five (45) days after the date of this Agreement, but not later than March 29, 2017.

Q.           Seller’s Broker: Holliday Fenoglio Fowler

R.            Pages to Initial: 15, 17, 28

S.              Seller’s Notice Address:

c/o 4700 Wilshire Blvd.

Los Angeles, CA 90010

E-Mail: rgoldberg@cimgroup.com

Telephone Number:  (323) 860 4992

Facsimile transmission number:

With a copy to:

c/o 4700 Wilshire Blvd.

Los Angeles, CA 90010

E-Mail: erubenfeld@cimgroup.com

Telephone Number:  (323) 297 2586

Facsimile transmission number:  (323) 297 2586

Fragner Seifert Pace & Winograd, LLP

601 S. Figueroa Street, Suite 2320

Los Angeles, CA 90017

Attn:  Matthew C. Fragner, Esq.

E- Mail: mfragner@fspwlaw.com

Telephone Number:  (213) 687-2320

Facsimile transmission number:  (310) 496-2887

T.            Buyer’s Notice Address:

BPP 211 Property Owner LLC

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, NY 10154

E-Mail: werner@blackstone.com

Telephone Number:  (212) 583-5669

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

E-Mail: gressa@stblaw.com

Telephone Number:  (212) 455-7430

Facsimile transmission number:  (212) 455-2502

U.            Escrow Company Notice Address:

Chicago Title Company

National Commerical Services

725 S. Figueroa St., Suite 200

Los Angeles, CA 90017

Attention: Terri Gervasi

E-mail: Terri.Gervasi@CTT.com

Telephone Number: (213) 488-4379

V.            Local Time: Standard time in the County.

W.        Schwab Lease:  That certain Commercial Office Lease dated as of August 8, 1997, as amended by those amendments listed on Schedule 1.4, between Charles Schwab & Co., a California corporation (“Schwab”), as tenant and Seller as landlord.

This Purchase and Sale Agreement and Joint Escrow Instructions (this “Agreement”) is entered into as of the Effective Date by and between Seller and Buyer, and, with respect to Section 33 and 34 only, Seller Guarantor, and constitutes an agreement to purchase and sell real property, and escrow instructions directed to Escrow Holder to establish an escrow (the “Escrow”) to accommodate the transactions contemplated by this Agreement.

RECITALS

A.                                    Seller is the owner of the Property (as defined in Section 1 below).

B.                                    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Property, subject to the terms and conditions set forth herein. Now therefore, Buyer and Seller have agreed as follows:

TERMS AND CONDITIONS

1.                                      The Property.

Seller shall sell to Buyer, and Buyer shall purchase from Seller, on all of the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the Property, which Property as used herein shall mean the following:

1.1                         Land. The Land;

1.2                         Appurtenances. All rights, privileges and easements appurtenant to the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights and air rights relating to the Land, and all water, water rights and water stock relating to the Land, and any and all easements, rights-of-way or appurtenances used in connection with the beneficial use and enjoyment of the Land (all of which are sometimes collectively referred to as the “Appurtenances”);

1.3                         Improvements. All improvements and fixtures located upon the Land, including, without limitation, all structures presently located on the Land, and all fixtures, apparatus, equipment, and appliances used in connection with the operation or occupancy thereof (all of which are collectively referred to as the “Improvements”);

1.4                         Leases. All interest of Seller, as landlord, in and to the Schwab Lease and any other lease agreement granting the right to use or occupancy of all or any portion of the Property (a “Lease”);

1.5                         Personal Property. All tangible personal property owned by Seller, if any, located on or in or used in connection with the operation, maintenance or management of the Property (collectively, the “Personal Property”), but excluding any personal property of tenants;

1.6                         Assumed Contracts. All service contracts and other agreements, utility contracts and other rights relating to the ownership, use and operation of all or any part of the Property, if any (collectively, the “Service Contracts”), set forth on Schedule 1.6 hereto (the “Assumed Contracts”);

1.7                         Permits and Licenses. All transferable permits, licenses, certificates and other governmental approvals related to the Property; and

1.8                         Intangible Property. All right, title and interest of Seller in and to the following (collectively, the “Intangible Property”) (i) any and all intangible property owned by Seller and used in the ownership, use and/or operation of the Property, including, without limitation, the right to use any trade name now used in connection with the Property, the books and records relating to the Property, including computer discs, tapes and other data bases or software, inventory records, building management records, payroll records and all other books and records and all other books and records relating to the operation and management of the Property, and (ii) all warranties relating to the Improvements or Service Contracts. Notwithstanding the foregoing, “Intangible Property” shall not include (i) any rights to property tax refunds for property taxes relating to time periods prior to Close of Escrow.

2.                                      Purchase Price.   Buyer shall pay the Purchase Price at the Close of Escrow (as defined in Section 4.2 below), in accordance with Section 3 below.

3.                                      Payment of Purchase Price.

3.1                         Deposit.  Within three (3) business days after the date of this Agreement, Buyer shall deliver to Escrow Holder the Deposit in the form of a wire transfer or cashier’s check.  The Deposit shall be invested by Escrow Holder in interest-earning investments at the direction of Buyer subject to the reasonable approval of Seller as to any investments.  Interest shall accrue for the benefit of Buyer, but shall become part of the Deposit.  Upon receipt of the Deposit, Escrow Holder shall disburse to Seller from the Deposit the sum of $100.00 (the “Review Consideration”), which Review Consideration shall immediately be fully earned by Seller and non-refundable to Buyer, but shall be applicable to the Purchase Price at Closing.

3.2                         Nature of Deposit.  The Deposit shall be non-refundable to Buyer, except as otherwise provided in this Agreement.  The Deposit (together with any interest earned thereon while, but only while, held by Escrow Holder) shall be applied and credited to the Purchase Price at the Close of Escrow.

3.3                         Balance of Purchase Price.  Buyer shall deposit into Escrow the balance of the Purchase Price, as adjusted for costs and pro-rations to be made pursuant to Sections 12 and 13 of this Agreement (as determined by Escrow Holder), in cash or other immediately available federal funds, no later than 1:00 PM, Local Time, on the scheduled date for Close of Escrow.  Escrow Holder is hereby instructed by Buyer and Seller to deliver to Seller the Purchase Price at Close of Escrow, adjusted as set forth in this Agreement.

4.                                      Opening and Close of Escrow.

4.1                         Opening of Escrow.  For the purposes of this Agreement, the “Opening of Escrow” shall be the date that Escrow Holder receives a fully executed original or executed counterpart copies of this Agreement signed by Buyer and Seller.  Escrow Holder is instructed to notify Buyer and Seller, in writing (which may be by facsimile  or e-mail transmission), of the date of Opening of Escrow.  Buyer and Seller agree to execute, deliver and be bound by any reasonable and customary supplemental instructions that may be reasonably requested by Escrow Holder or that may be necessary or convenient to consummate the transaction contemplated by this Agreement.  However, the supplemental instructions shall not supersede this Agreement as between Buyer and Seller, and in all cases this Agreement shall control as between them.  All supplemental instructions shall be in writing (including by facsimile  or e-mail transmission).

4.2                         Close of Escrow.  For purposes of this Agreement, “Close of Escrow” or “Closing” shall mean the date that a grant deed conveying the title to the Property (the “Deed”) is recorded in the County; provided, however, that at Buyer’s option, the Closing shall occur by a “gap” style closing, with recording of the Deed to occur on the morning immediately following the date of the Closing, in which event the parties shall execute such additional reasonable escrow instructions and indemnity agreements as are customary and requested by the Escrow Holder to allow the “gap” style Closing.  The Deed shall be executed by Seller in the form attached as Exhibit B, with the execution properly acknowledged before a notary public in form for recordation in the public records of that county.  The Close of Escrow shall only occur following the satisfaction or waiver (by the applicable party) of the conditions to the Close of Escrow set forth in Section 9.

5.                                      Inspection and Right of Entry.

5.1                         Inspection.  From and after the date of this Agreement, Buyer, its consultants and potential financing sources shall be permitted to examine and investigate all aspects of the Property, including without limitation grading, settling, soil composition and condition, drainage, hydrology, existence of mold and/or Hazardous Materials (as defined below), structural aspects, easements, rights of way, feasibility, building and other permits, approvals, laws and restrictions, land use and other governmental conditions and restrictions, likelihood of condemnation, zoning matters, traffic and flight patterns, demographics, title matters, all declarations of covenants, conditions & restrictions and other documents of record affecting the Property, matters disclosed by a survey of the Property if Buyer should obtain such a survey and/or desire an ALTA extended coverage owner’s policy of title insurance, the Lease, tenant quality and credit, contracts that will survive Close of Escrow (if any), income and expenses of the Property and each portion thereof (if any), matters that would be disclosed by investigations of the types contemplated by Section 5.2, and all other matters related to the suitability of the Property for Buyer’s intended purposes, use and investment.  All square footages, dimensions and sizes (if any) in any materials furnished or made available by Seller are approximate.  Buyer is urged to independently verify all of such information.  Buyer also is urged to conduct its own investigations with the City and/or County in which the Property is located regarding any impact the zoning of the Property may have on Buyer’s intended use of the Property.  Seller has delivered or made available to Buyer, copies of the following documents regarding the Property:  the Lease including all amendments; most recent property tax bills; insurance bills and certificates related to the Property; service, management, maintenance and any and all other contracts and/or agreements relating to the Property which will continue in effect as of the Closing; “as built” or other plans and specifications; ALTA or other surveys of the Property, and Phase I environmental or other physical condition reports regarding the Property previously prepared for Seller or its affiliates, if any.

5.2                         Right of Entry.  From and after the date of this Agreement, subject to the rights of tenants or occupants of the Property, Buyer and its agents, employees, representatives, contractors, subcontractors and financing sources (collectively, “Buyer’s Representatives”) may enter upon the Property in order to inspect the Property and to conduct reasonable surface soils and environmental tests and inspections, engineering studies and land and other surveys; provided:

5.2.1                     Buyer shall give Seller not less than two business days’ prior written notice before each such entry on to the Property and shall permit Seller to have a designated representative oversee any activities performed on the Property by or on behalf of Buyer or persons purportedly acting on Buyer’s behalf.

5.2.2                     None of the activities by or on behalf of Buyer shall damage the Property (other than incidental damage promptly repaired by Buyer), interfere with the tenants, customers of tenants, or impair the drainage of the Property.

5.2.3                     Buyer shall comply with the terms and conditions with respect to insurance as set forth in that certain Access Agreement, dated January 30, 2017, by and between Seller and Blackstone Real Estate Advisors L.P., and Buyer agrees that Seller may enforce all obligations of Blackstone Real Estate Advisors L.P. under such Access Agreement against both Buyer and Blackstone Real Estate Advisors L.P., jointly and severally.

5.2.4                     Buyer hereby covenants and agrees that (a) no such entry or activities by Buyer or Buyer’s Representatives or contractors shall cause or directly or indirectly result in any damage to the Property (other than minor damage promptly repaired by Buyer), impairment of or to the drainage of the Property or interfere with any of the rights of any tenant or occupant of any premises at or within the Property, (b) neither it nor any person or entity acting for it or on its behalf in any capacity shall conduct any destructive or invasive testing, including without limitation obtaining borings, without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (c) Buyer shall return the Property to its prior condition immediately after each entry thereon by or on behalf of Buyer, (d) Buyer shall pay in full for all such inspections, tests and any other work and activities conducted or materials furnished at the property by or for Buyer as and when due, (e) Buyer shall not contact tenants of the Property without Seller’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (f) Buyer shall cause the Property at all times to be free and clear of any mechanic’s liens or materialmen’s liens arising out of any such activities by Buyer or Buyer’s Representatives.

5.2.5                     Buyer shall indemnify and hold harmless Seller and its employees, agents, contractors and representatives against Claims (as defined in Section 8.8 below) arising out of the acts or omissions of Buyer or Buyer’s Representatives while on or about the Property, including without limitation those arising from any breach of any of Buyer’s covenants contained in this Section 5.2.  The foregoing indemnity does not extend to any Claims arising from the gross negligence or willful misconduct of Seller or its agents, employees, contractors or invitees or to any conditions on the Land or in the Improvements existing prior to entry thereon or therein by Buyer or Buyer’s Representatives to the extent such conditions were not exacerbated due to the gross negligence or intentional misconduct of Buyer or Buyer’s Representatives.  Mere discovery of conditions existing on the Land or in the Improvements shall not be deemed to have exacerbated such conditions.

The provisions of Sections 5.2.1 through 5.2.5, inclusive, shall survive the Close of Escrow or the termination of this Agreement for any reason.

5.3                         Condition of Title.  At the Close of Escrow, Seller shall convey to Buyer fee simple title to the Property by the Deed, subject only to the following matters (“Approved Title Conditions”):  (a) a lien for real property taxes not then delinquent; (b) the rights of tenants under the Lease as tenants only; (c) except for Seller’s Required Removal Items (as defined below), all matters disclosed in the Title Commitment and/or the Survey as of the date of this Agreement; (d) matters affecting the condition of title to the Property created by or with the written consent of Buyer; and (e) any title matters that arise after the Effective Date and which are approved by Buyer or deemed approved by Buyer pursuant to Section 7.6.  The Approved Title Conditions shall not include, and in no event shall Buyer be deemed to have agreed to accept title subject to: (i) monetary liens or security interests against Seller and/or the Property, including, without limitation, mechanics’ or contractors’ liens, (ii) encumbrances that have been voluntarily placed against the Property by Seller after the date of this Agreement without Buyer’s prior written consent and that will not otherwise be satisfied on or before the Close of Escrow, (iii) so called “standard” exceptions set forth in the Title Commitment that can be removed from the Buyer’s title policy by Seller’s delivery of a customary owner’s title affidavit or gap indemnity, and (iv) those exceptions set forth on Schedule 5.3 hereto (all of the foregoing hereinafter collectively referred to as the “Seller’s Required Removal Items”).  Seller shall be obligated to satisfy Seller’s Required Removal Items at or prior to Closing, provided that Seller shall not be obligated to remove any monetary lien (excluding matters set forth on Schedule 5.3, which shall not be subject to a cap) in excess of 1% of the Purchase Price placed on the Property after the date hereof.  If Seller elects not to remove any such monetary lien in excess of 1% of the Purchase Price, Buyer may elect to terminate this Agreement by giving Seller written notice of its election to do so.  If Buyer exercises such termination right, the Deposit (and all interest thereon) shall be returned to Buyer and neither party shall have any further rights or obligations under this Agreement, except as expressly set forth herein to the contrary.  In connection with obtaining the Buyer’s title policy, Buyer and Seller, as applicable, and to the extent requested by the Title Company, will deliver the Title Company (a) evidence sufficient to establish (i) the legal existence of Buyer and Seller and (ii) the authority of the respective signatories of Seller and Buyer to bind Seller and Buyer, as the case may be, and (b) a certificate of good standing of Seller. In addition, Seller will deliver to the Title Company at Closing an owner’s title affidavit in the form attached hereto as Exhibit I.

5.4                         Buyer’s Right to Accept Title.  Notwithstanding Section 5.3 and Section 7.6, Buyer may, by notice given to Seller at any time prior to the earlier of (x) the Closing Date and (y) the termination of this Agreement, elect to accept such title as Seller can convey, notwithstanding the existence of any title exceptions which are not Approved Title Conditions. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing but Buyer shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the existence of any title exceptions which are not Approved Title Conditions.

5.5                         Disclosure Statement. Hazardous Substances/Conditions and Disclosures; Section 25359.7 of Health and Safety Code.  Section 25359.7 of the California Health and Safety Code requires owners of non-residential real property who know, or have reasonable cause to believe, that any release of hazardous substance has come to be located on or beneath the real property to provide written notice of such to a buyer of the real property.  Buyer agrees that the sole inquiry and investigation Seller has conducted in connection with the environmental and seismic condition of the Property is to review those certain environmental reports and related materials (if any) delivered by Seller to Buyer (collectively, the “Existing Environmental and Seismic Reports”).  In furtherance of the foregoing, (i) Buyer acknowledges Buyer’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code; (ii) Buyer is fully aware of the matters described in the Existing Environmental and Seismic Reports and the Exhibits to this Agreement; and (iii) Buyer, after receiving advice of Buyer’s legal counsel, waives, to the extent permitted by law, any and all rights Buyer may have to assert that Seller has not complied with the requirements of Section 25359.7 of the California Health and Safety Code.  By executing this Agreement, Buyer has approved the Existing Environmental and Seismic Reports.

5.6                         Natural Hazard Disclosure.  Buyer and Seller acknowledge that Seller may be required under California law to disclose if the Property lies within the following natural hazard areas or zones:  (a) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1102.17); (b) an area of potential flooding (California Government Code Section 8589.4); (c) a very high fire hazard severity zone (California Government Code Section 51183.5); (d) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (e) an earthquake fault zone (Public Resources Code Section 2621.9); or (f) a seismic hazard zone (Public Resources Code Section 2694).  Title Company shall engage at Seller’s cost the services of Disclosure Source, an affiliate of Title Company (which, in such capacity, is referred to herein as the “Natural Hazard Expert”), to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill Seller’s disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Section 1102.6c(a) and to report the result of the Natural Hazard Expert’s examination to Buyer and Seller in writing no later than the date hereof.  The written reports prepared by the National Hazard Expert regarding the results of the Natural Hazard Expert’s full examination fully and completely discharges Seller from Seller’s disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of Civil Code Section 1102.4 regarding non-liability of Seller for errors or omissions not within Seller’s personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of the Natural Hazard Expert’s expertise with respect to the examination and written report regarding the natural hazards referred to above.

6.                                      Buyer’s Covenants.  Buyer hereby covenants to do the following:

6.1                         Entitlements.  Prior to the Close of Escrow, Buyer shall not make any submittals for a zoning change, variance, subdivision map, lot line adjustment or other governmental act, approval or permit with respect to the Property or submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency without Seller’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that, the foregoing shall not restrict Buyer from making inquiries to any governmental agency in connection with the Buyer’s review of the zoning, violations and other property-related diligence issues.

6.2                         Payment of Invoices.  Buyer shall pay in full all bills and invoices for labor, goods, materials, services and utilities of any kind relating to the Property which were contracted for by or on behalf of Buyer.

6.3                         No Contact.  Neither Buyer nor Buyer’s Representatives shall contact any governmental agencies, Schwab, vendors, employees, consultants or contractors concerning the Property prior to the Close of Escrow without obtaining Seller’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, and provided that Seller shall have the right to have a representative present during any call or meeting and/or copied on any written communication; provided that, the foregoing shall not restrict Buyer from making inquiries to any governmental agency in connection with the Buyer’s review of the zoning, violations and other property-related diligence issues.

7.                                      Seller’s Covenants and Obligations.  Seller covenants with Buyer that, so long as this Agreement remains in effect:

7.1                         No Conveyances. Until the termination of this Agreement, Seller may not enter into any agreement to sell the Property or any portion thereof, except during time periods when Buyer is in breach of its obligations hereunder; provided that, in no event shall Seller be permitted to consummate the sale of the Property prior to the termination of this Agreement.

7.2                         Payment of Invoices.  Seller shall pay in full all bills and invoices for labor, goods, materials, services and utilities of any kind relating to the Property which were contracted for by or on behalf of Seller.

7.3                         Lease. From and after the date of this Agreement, Seller shall not enter into or consent to any Lease amendment, modification or lease assignment for the Property or premises therein without the prior written approval of Buyer.  Buyer shall either approve or disapprove any proposed Lease modification, amendment or assignment submitted to Buyer for approval within five (5) business days of receipt.  Buyer’s failure to expressly approve or disapprove in writing of any such proposed Lease modification, amendment or assignment within said five (5) business day period shall conclusively constitute Buyer’s disapproval of same.  Seller shall deliver to Buyer, promptly after receipt by Seller, a copy of all current written default and other material notices to and from the Tenant during the term of this Agreement.

7.4                         Operation and Maintenance.  Subject to the terms and conditions of this Agreement, Seller shall cause the Property to be operated and maintained only in the ordinary and usual course of business and consistent with past practice, throughout the entire period from the date hereof until the Close of Escrow.  Other than as permitted pursuant to Section 7.5, following the date of this Agreement and prior to the Closing, Seller shall not enter into any contract or agreement respecting the Property which shall continue in effect following the Close of Escrow without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

7.5                         Service Contracts. Seller shall not alter, amend or become a party to any new Service Contract unless the Service Contract is terminable after the Closing on no more than thirty days’ notice and such termination can occur without penalty or other cost to Buyer, and any such permitted Service Contract entered into after the Effective Date by Seller shall be deemed an “Assumed Contract”.  Seller shall deliver to Buyer, promptly after receipt by Seller, a copy of all current written default and other material notices from the service providers under any Service Contracts.

7.6                         New Title Matters. In the event that the Title Commitment is amended or supplemented by the Title Company to include new exceptions that do not appear on the Title Commitment delivered to Buyer prior to the date hereof, then Buyer shall have until the date that is ten (10) business days following Buyer’s receipt of any such amended or supplemented Title Commitment to notify Seller of any disapproved item disclosed in the amended or supplemented Title Commitment.  In the event Seller is unwilling to commit to remove all of the new exceptions objected to by Buyer prior to Closing, Buyer may terminate this Agreement by delivering notice thereof in writing to Seller by the earlier to occur of (i) the Close of Escrow or (ii) five (5) business days after Seller’s written notice to Buyer of Seller’s unwillingness to eliminate one or more of such title exceptions.  If Buyer terminates this Agreement pursuant to its rights set forth in the preceding sentence, the Deposit (less the Review Consideration), together with all interest earned, shall be promptly returned to Buyer and neither party shall have any further obligations under this Agreement, except that if the recording of such new exception is a default by Seller under this Agreement, then notwithstanding the foregoing, Buyer shall be entitled to all rights and remedies provided in this Agreement upon the occurrence of a default by Seller.  This Section 7.6 shall not apply to any Seller’s Required Removal Items, which shall be removed by Seller in accordance with Section 5.3, subject to the monetary exceptions cap therein.

7.7                         Estoppel Certificates.

7.7.1                     Seller shall use its commercially reasonable efforts to deliver to Buyer an Acceptable Estoppel Certificate (as defined below) from Schwab.

7.7.2                     An “Acceptable Estoppel Certificate” shall mean an estoppel certificate that: (i) is consistent with the terms and provisions of the copy of the Lease provided by Seller to Buyer and the representations of Seller contained in this Agreement, (ii) is substantially in the form of the estoppel attached hereto as Exhibit H, (iii) is certified to Buyer, its lenders and its successors and assigns, (iv) is dated on or after March 1, 2017, (v) does not claim that Seller is in material default, (vi) does not claim a material offset or deduction to Schwab’s payment obligations under the Lease or obligation for payment to or from Seller, as applicable, (vii) does not make an affirmative, material claim against Seller, (viii) has all blanks completed or marked as not applicable, as appropriate, and (ix) has all exhibits completed and attached, as applicable.  For clarification purposes, an estoppel certificate that meets the foregoing criteria shall nonetheless be an Acceptable Estoppel Certificate even though Schwab modifies any statement in the estoppel certificate that it has no offset rights and/or claims and/or that Seller is not in default under the applicable lease by including a best or actual knowledge limitation.

7.8                         Litigation; Violations.  Seller shall promptly advise Buyer of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any governmental agency in which Seller is a party or a participant and which directly affects the Property in any material respect, which is instituted after the Effective Date and which, if adversely determined, would materially adversely affect (i) Seller’s ability to consummate the transactions contemplated by this Agreement, (ii) the ownership of the Property or (iii) the operation of the Property. Seller shall deliver to Buyer promptly after receipt thereof copies of any written notices of violations or other material written notices regarding the Property received by Seller.

7.9                         Insurance. Seller shall keep the Property insured against fire and other hazards in such amounts and under such terms as are substantially consistent with the Seller’s existing insurance program.

7.10                  Terminated Contracts. Seller shall terminate the Service Contracts except the Assumed Contracts. All termination fees and any other costs and expenses relating to such termination shall be the responsibility solely of Seller, and Buyer shall not have any responsibility or liability therefor.

7.11                  Charges, etc. To the extent not payable by Schwab under the Schwab Lease, Seller shall continue to pay or cause to be paid all water and sewer charges in the ordinary course of business.

7.12                  Payment of Taxes. Subject to prorations as provided in this Agreement, Seller shall continue to pay or cause to be paid all property taxes with respect to the ownership and operation of the Property so that no such tax is delinquent at the Close of Escrow.

8.                                      Representations and Warranties; Releases; “As Is” Sale.

8.1                         Seller’s Representations.  Seller hereby represents and warrants to Buyer as follows:

8.1.1                     Valid Formation/Authority.  Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California.  Seller has the full power, capacity, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder (including, without limitation, the conveyance of the Property to Buyer).

8.1.2                     Due Execution.  This Agreement and all other documents executed and delivered by Seller pursuant to this Agreement shall constitute the legal, valid and binding obligations of Seller in accordance with the terms of each instrument.  The execution, delivery and performance of Seller’s obligations under this Agreement and all other instruments delivered to Buyer: (i) have been duly authorized by all necessary action on the part of Seller’s officers and directors, and does not conflict with or result in a violation of the organizational documents of Seller, (ii) do not require any  governmental approvals that have not been received and remain in effect, (iii) do not violate any law, (iv) do not conflict with or constitute a default under any indenture, agreement or other instrument to which Seller is a party or by which Seller, any officers or directors of Seller, or the Property may be bound, and (v)  are not threatened with invalidity or enforceability by any action, proceeding or investigation pending or (to the best of Seller’s knowledge) threatened by or against Seller, any officer or director of Seller, or the Property.

8.1.3                     Pending Actions; Violations.  Except as set forth on Schedule 8.1.3 attached hereto, there is no suit, action, arbitration, judgment, order, decree, condemnation action or other proceeding that is pending or, to the Seller’s knowledge, threatened, as of the date of this Agreement to which it or the Property is a party which, if determined adversely to such entity, would adversely affect the ownership, use, condition or value of the Property or Seller’s ability to perform its obligations under this Agreement or the documents to be executed and delivered by it as specified herein.  Except as disclosed in the Data Room, Seller has not received any written notice that the Property or the current use and operation thereof violates any applicable federal, state or municipal law, statute, code, ordinance, rule or regulation, except with respect to such violations that have been fully cured prior to the date hereof.

8.1.4                     Lease.  The agreements constituting the Schwab Lease set forth on Schedule 8.1.4 (i) constitute all of the Leases related to the Property (ii) have not been amended, modified or supplemented except as set forth on Schedule 8.1.4, (iii) contain the entire agreement between the landlord and the tenant named therein.  The copies of the Schwab Lease (including all guarantees, amendments, letter agreements, addenda and/or assignments thereof) and brokerage agreements made available to Buyer in the Data Room are true, complete and correct copies of all such Schwab Lease and brokerage agreements, and contain the entire agreement between Seller and the tenant thereunder.  The Schwab Lease is in full force and effect and, the tenant thereunder is not currently in monetary or, to Seller’s knowledge, not in material non-monetary default thereunder.  No tenant has any option to purchase all or any portion of the Property, or any right of first refusal or right of first offer with respect to the purchase of all or any portion of the Property. All rents and other amounts owed by the tenant under the Schwab Lease are currently being collected without offset, counterclaim or deduction.

8.1.5                     Service Contracts.  A complete schedule of service contracts relating to the Property, including all amendments and supplements thereto, is attached hereto as Schedule 8.1.5 (the “Service Contracts Schedule”). The copies of the Service Contracts made available to Buyer in the Data Room are true and correct copies of all such Service Contracts and are in full force and effect.  Except as set forth on the Service Contract Schedule, to Seller’s knowledge there are no defaults by any party under the service contracts.  Except as set forth on the Service Contract Schedule, there are no material contracts, agreements, arrangements or contractual obligations relating to the operation or management of the Property to which Seller is a party and that would be binding on Buyer or the Property after the Close of Escrow.

8.1.6                     Assessments.  To Seller’s knowledge, no special assessments that have not been previously charged or placed of record with respect to the Property are pending, contemplated or threatened with respect to the Property.

8.1.7                     Environmental Reports.  The environmental reports listed on Schedule 8.1.7 are the only environmental reports in Seller’s possession or control as of the date of this Agreement.

8.1.8                     OFAC.  Seller is not now, and shall not at any time until the Close of Escrow be, an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”) is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.  Neither Seller nor (to Seller’s knowledge) any Person who is affiliated with or owns an interest in Seller (collectively, a “Seller Party”) does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by OFAC; Seller is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Seller under the terms of this Agreement will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions.

8.1.9                     Patriot Act.  Neither Seller nor (to Seller’s knowledge) any Seller Party, nor (to Seller’s knowledge) any Person having a beneficial interest in Seller, nor any Person for whom Seller is acting as agent or nominee, nor (to Seller’s knowledge) any Person providing funds to Seller (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations, including without limitation the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (all of such laws, regulations and sanctions are referred to collectively as “Anti-Money Laundering Laws”); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a “Foreign Shell Bank” within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any United States government-provided list of known or suspected terrorists or terrorist organizations.

8.1.10              Employees.  Seller does not have any employees.

8.1.11              Brokerage Commissions. There are no unpaid brokerage commissions or finders’ fees payable by Seller with respect to the current or any exercised renewal term of any Lease.

8.1.12              Condemnation. As of the date of this Agreement, there are no pending condemnations or similar proceedings in which the Property or any part thereof is the subject of condemnation, and to Seller’s knowledge, no such action is threatened in writing.

8.1.13              Foreign Person. Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

8.1.14              Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s assets, which remains pending.

8.1.15              Taxes. Seller has not received any written notice of any delinquent and unpaid taxes or assessments with respect to the Property that would be the obligation of the Buyer following Closing or result on a lien against the Property that have not been paid or will not be paid (subject to proration) at the Close of Escrow.

8.2                         Updates to Representations and Warranties; Survival; Termination.

8.2.1                     At the Closing, Seller shall reaffirm and restate the above representations and warranties on and as of the Closing Date (except for such representations and warranties that are expressly made as of the date of this Agreement), subject to disclosure of any changes in facts or circumstances that may have occurred since the date hereof; provided that, any such additional disclosure shall have no effect for the purpose of determining whether Buyer has a termination right under Section 8.2.3, Section 9.1, or Section 14, but shall only have effect for the purpose of limiting the defense and indemnification obligations of Seller for the inaccuracy or untruth of the representations or warranty qualified by such additional disclosure following the Closing.

8.2.2                     As reaffirmed and restated at Closing, the aforesaid representations and warranties shall survive the Closing for a period of nine (9) months (the “Survival Period”), after which time Seller shall have no liability with respect thereto unless Buyer shall have asserted a breach thereof in a written notice delivered to Seller prior to the expiration of the Survival Period and initiated litigation to enforce such claim within forty-five days after Buyer’s notice to Seller (as such period may be extended with Seller’s written consent).

8.2.3                     Notwithstanding anything to the contrary provided hereinabove, if prior to Closing, Seller notifies Buyer, or if Buyer determines, that there is a material inaccuracy or change in any of the representations and warranties made by Seller above (including any restatement of the representations and warranties as of the Closing Date), then Buyer may, at its option, either (i) terminate this Agreement or (ii) waive such breach and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such matter thereafter.  In the event Buyer terminates this Agreement pursuant to this paragraph, the Deposit, along with any interest earned thereon (less the Review Consideration) shall be promptly refunded to Buyer and, except as provided in Section 14.2, neither Buyer nor Seller shall thereafter have any other rights or remedies hereunder other than obligations expressly surviving termination of this Agreement.  For purposes of this Section 8.2.3, the representations or warranties of Seller shall be deemed to be true in all material respects if Buyer’s damages as a result of such representations or warranties being so untrue, inaccurate or incorrect are or would be, in the aggregate, less than $2,000,000.

8.3                         Knowledge of Seller.  Whenever a representation, warranty or covenant is made in this Agreement on the basis of the “knowledge”  or “best knowledge” of Seller, or on the basis that Seller has received written notice thereof, such representation, warranty or covenant is made: (i) solely on the basis of the actual, as distinguished from implied, imputed, or constructive knowledge of the designated person(s) described in (ii) below on the date that such representation or warranty is made, without duty of inquiry or investigation; and (ii) solely on the basis of the knowledge of Seller’s Knowledge Party without attribution to such specific individual of facts and matters otherwise within the personal knowledge of any other former or existing affiliates, agents or employees of Seller or any third parties.  Seller hereby represents that Seller’s Knowledge Party is the person within Seller’s organization having the most comprehensive knowledge of the matters set forth in Section 8.1 above.

8.4                         NO OTHER REPRESENTATIONS OR WARRANTIES.  EXCEPT FOR SELLER’S COVENANTS, REPRESENTATIONS AND WARRANTIES AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AS OF THE CLOSE OF ESCROW (COLLECTIVELY, “SELLER’S CLOSING DOCUMENTS”), BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT SELLER HAS NOT MADE AND IS NOT NOW MAKING, AND SELLER SPECIFICALLY DISCLAIMS, ANY AND ALL, REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR

WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (I) MATTERS OF TITLE, (II) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY OR ANY PORTION THEREOF (INCLUDING, WITHOUT LIMITATION, THE EXISTENCE OF MOLD, WATER DAMAGE, FUNGI, BACTERIA AND/OR OTHER BIOLOGICAL GROWTH OR BIOLOGICAL GROWTH FACTORS), (III) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE EARTHQUAKES, (IV) WHETHER, AND TO THE EXTENT TO WHICH, THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (V) DRAINAGE, (VI) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (VII) ZONING TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (VIII) THE AVAILABILITY OF UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWER, GAS, TELEPHONE AND ELECTRICITY, (IX) USAGES OF ADJOINING PROPERTY, (X) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (XI) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTIONS, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, (XII) INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RESTRICTIONS, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF, (XIII) THE PRESENCE OF HAZARDOUS MATERIALS (AS DEFINED BELOW) IN OR ON, UNDER OR IN THE VICINITY OF THE PROPERTY, (XIV) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS OR COVENANTS, INCLUDING WITHOUT LIMITATION RENT CONTROL AND AFFORDABLE HOUSING PROVISIONS, (XV) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (XVI) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE PROPERTY OR ANY PORTION THEREOF, (XVII) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE PROPERTY, (XVIII) THE STATUS OF THE CONVERSION OF THE PROPERTY TO CONDOMINIUM FORM OF OWNERSHIP, (XIX) THE EXISTENCE OR NONEXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, (XX) THE MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE (BUYER HEREBY AFFIRMING THAT BUYER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE, INCLUDING CONDOMINIUM OWNERSHIP), (XXI) TAX CONSEQUENCES (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT, USE OR PROVISIONS RELATING TO ANY TAX CREDITS), OR (XXII) ANY OF THE OTHER MATTERS CONTEMPLATED TO BE INSPECTED OR INVESTIGATED BY IT, INCLUDING WITHOUT LIMITATION THOSE MATTERS THAT ARE DESCRIBED IN SECTION 8.5, BELOW.

8.5                         Condition of Property.  Buyer represents and warrants, which representations and warranties shall survive the Close of Escrow and not be merged with the Deed, that Buyer is a knowledgeable, sophisticated and experienced purchaser and owner of properties such as the Property or has retained or shall retain such advisors and consultants as are necessary to fully and adequately investigate all aspects of the Property, that, subject to the express covenants, representations and warranties of Seller set forth in this Agreement and/or in the Seller’s Closing Documents, Buyer has fully investigated or shall fully investigate the Property and all relevant aspects of it, and has conducted or shall conduct tests, investigations and studies as necessary to fully evaluate the Property and all aspects thereof prior to the end of the Review Period, that Buyer has received or will obtain such additional professional analyses and studies concerning the Property, on its own and through the use of consultants, as Buyer and its advisors and consultants deem prudent in reaching prior to the end of the Review Period the decision to purchase the Property (if Buyer should elect to proceed with its purchase of the Property pursuant to Section 5.6, above), and that Buyer is or will be prior to the end of the Review Period familiar with the general condition of the Property.  Buyer understands and acknowledges that the Property may be subject to earthquake, fire, floods, erosion, high water table, dangerous underground soil conditions, hazardous materials and similar occurrences that may alter its condition or affect its suitability for any proposed use.  Seller shall have no responsibility or liability with respect to any such occurrence or condition, subject to the express covenants, representations and warranties of Seller set forth in this Agreement and/or in the Seller’s Closing Documents.  Subject to the express covenants, representations and warranties of Seller set forth in this Agreement and/or in the Seller’s Closing Documents, Buyer represents and warrants that Buyer is acting, and will act, only upon information obtained by Buyer directly from Buyer’s own inspection of the Property.  Notwithstanding anything to the contrary contained in this Agreement, the suitability or lack of suitability of the Property for any proposed or intended use, or availability or lack of availability of (i) permits or approvals of governmental or regulatory authorities, or (ii) easements, licenses or other rights with respect to any such proposed or intended use of the Property, shall not affect the rights or obligations of the Buyer hereunder.

8.6                         No Side Agreements or Representations.   No person acting on behalf of Seller is authorized to make, and by execution hereof, Buyer acknowledges that no person has made, any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status or attribute of the Property except as may be expressly set forth in this Agreement and/or in the Seller’s Closing Documents.  No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement and/or in the Seller’s Closing Documents will be valid or binding on Seller.

8.7                         Limited Liability.  Buyer on its own behalf and on behalf of its agents, members, partners, shareholders, employees, representatives, related and affiliated entities, successors and assigns (collectively, the “Buyer Parties”) hereby agrees that in no event or circumstance shall any of the shareholders, members, partners, employees, representatives, officers, directors, agents, property management company, or affiliated or related entities of Seller or of Seller’s property management company, namely CIM Group, L.P. and its affiliated entities, have any personal liability under this Agreement, or to any of Buyer’s creditors, or to any other party in connection with the Property.  Seller on its own behalf and on behalf of its agents, members, partners, shareholders, employees, representatives, related and affiliated entities, successors and assigns hereby agrees that in no event or circumstance shall any of the shareholders, members, partners, employees, representatives, officers, directors, agents, or affiliated or related entities of Buyer have any personal liability under this Agreement.

8.8                         Release.   Buyer on its own behalf and on behalf of each of the Buyer Parties hereby agrees that, except as to the “Excepted Matters” (as hereinafter defined), each of Seller, Seller’s shareholders, partners or members, as the case may be, and each of their respective partners, members, trustees, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, affiliated and related entities, heirs, successors and assigns (collectively, the “Releasees”) shall be, and are hereby, fully and forever released and discharged by Buyer from any and all liabilities, losses, claims, demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, attorneys’ fees, consultants’ fees and costs and experts’ fees (collectively, the “Claims”) with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property as of the Close of Escrow, including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (i) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Materials (as hereinafter defined) on, in, under or around the Property regardless of when such Hazardous Materials were first introduced in, on or about the Property, in each case latent or otherwise, (ii) any patent or latent defects or deficiencies with respect to the Property, (iii) any and all matters related to the Property or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof, (iv) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Property, and (v) any construction defects, errors, omissions or other conditions, latent or otherwise, affecting the Property, or any portion thereof.  This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release to Seller.  Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal superfund laws, 42 U.S.C. Sections 9601 et seq. or any applicable state or local law, statute, regulation or ordinance (as such may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims released as described above.  As to the release provided for above, Buyer expressly waives the benefit of any statute that provides that a general release does not release claims not known to the releasing party at the time of the release and all similar provisions or rules of law.  Buyer elects to and does assume all risk for such Claims so released heretofore and hereafter arising, whether now known or unknown by Buyer. In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants, which agreements, representations and warranties shall survive the Close of Escrow and not be merged with the Deed, that (i) Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and (ii) the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses.  Without limiting the foregoing, if Buyer has actual knowledge of (a) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement and/or (b) any breach or inaccuracy in any representation of Seller made in this Agreement, and Buyer nonetheless elects to proceed to close Escrow, then, upon the consummation of the Close of Escrow, Buyer shall be conclusively deemed to have waived any such default and/or breach or inaccuracy and shall have no Claim against Seller or hereunder with respect thereto. Notwithstanding anything to the contrary herein, Seller shall not have any liability whatsoever to Buyer with respect to any matter disclosed to or discovered by Buyer or its agents or representatives prior to the Close of Escrow.

As used herein, the “Excepted Matters” shall mean Claims resulting from a breach or default by Seller under this Agreement and/or any of the Seller’s Closing Documents.

Seller has given Buyer material concessions regarding this transaction in exchange for agreeing to the provisions of this Section 8.8.  Seller and Buyer have each initialed this Section 8.8 to further indicate their awareness and acceptance of each and every provision hereof.  The provisions of this Section 8.8 shall survive the Close of Escrow and shall not be deemed merged into any instrument or conveyance delivered at the Close of Escrow.

Buyer’s Initials	Seller’s Initials

As used herein, “Hazardous Materials” means any pollutants, hazardous or toxic substances or wastes, or contaminated materials including oil and oil products, asbestos, urea formaldehyde and all other materials and substances designated or regulated as hazardous or toxic substances or wastes, pollutants or contaminated materials under any Environmental Law (as hereinafter defined).  As used herein, “Environmental Laws” means the Clean Water Act, Clean Air Act, Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and all other Federal, State or local environmental statutes, rules and regulations as enacted or amended from time to time and all licenses, permits, certificates or like authorizations promulgated under any of the foregoing.

8.9                         AS-IS Condition of Property.  Buyer specifically acknowledges, represents and warrants that prior to the Close of Escrow, it and its agents and representatives will have thoroughly inspected the Property and observed the physical characteristics and condition of the Property.  Notwithstanding anything to the contrary contained in this Agreement, Buyer further acknowledges and agrees that Buyer is purchasing the Property subject to all applicable laws, rules, regulations, codes, ordinances and orders.  By Buyer purchasing the Property, and upon the occurrence of the Close of Escrow, except for the Excepted Matters, Buyer waives any and all right or ability to make a claim of any kind or nature against any of the Releasees for any and all deficiencies or defects in the physical characteristics and condition of the Property and expressly agrees to acquire the Property with any and all of such deficiencies and defects and subject to all matters disclosed by Seller herein or in any separate writing with respect to the Property.  Buyer further acknowledges and agrees that except for any covenants, representations and warranties of Seller expressly made by Seller in this Agreement and/or in any of the Seller’s Closing Documents neither Seller nor any of Seller’s employees, agents, representatives or other Releasees have made any representations, warranties or agreements by or on behalf of Seller of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, as to any matters concerning the Property, the condition of the Property, the size of the Property, the size of the improvements thereon (including without limitation, any discrepancies in the actual rentable square footage of any leased premises within the improvements), the present use of the Property or the suitability of the Property for Buyer’s intended purposes, use or investment.  Subject to the express covenants, representations and warranties of Seller set forth in this Agreement and/or in the Seller’s Closing Documents, Buyer hereby acknowledges, agrees and represents that the Property is to be purchased, conveyed and accepted by Buyer in its present condition, “AS IS”, “WHERE IS” AND WITH ALL FAULTS, and that no patent or latent defect or deficiency in the condition of the Property whether or not known or discovered, shall affect the rights of either Seller or Buyer hereunder, nor shall the Purchase Price be reduced as a consequence thereof.  Subject to the express covenants, representations and warranties of Seller set forth in this Agreement and/or in the Seller’s Closing Documents, the Seller Information shall be deemed furnished as a courtesy to Buyer but without any warranty of any kind from or on behalf of Seller.  Buyer hereby represents and warrants to Seller that Buyer has performed, or prior to the Close of Escrow will perform, an independent inspection and investigation of the Property and also has investigated or will investigate and has or will have knowledge of operative or proposed governmental laws and regulations including without limitation, land use laws and regulations to which the Property may be subject.  Buyer further represents that, except for any covenants, representations and warranties expressly made by Seller in this Agreement and/or in any of the Seller’s Closing Documents, it shall acquire the Property solely upon the basis of its independent inspection and investigation of the Property, including without limitation, its independent investigation and inspection as to (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, soils, geology and groundwater, or whether the Property lies within a special flood hazard area, an area of potential flooding, a very high fire hazard severity zone, a wildland fire area, an earthquake fault zone or a seismic hazard zone, (ii) the dimensions or lot size of the Property or the square footage of the improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, the Property or its use, habitability, merchantability, or fitness, or the suitability, value or adequacy of the Property for any particular purpose, (iv) the zoning or other legal status of the Property or any other public or private restrictions on the use of the Property, (v) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or regulatory agency or authority or of any other person or entity (including, without limitation, Environmental Laws and the American with Disabilities Act), (vi) the ability of Buyer to obtain any necessary governmental approvals, licenses or permits for Buyer’s intended use or further development of or improvements on the Property, (vii) the presence or absence of Hazardous Materials on, in, under, above or about the Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements, (ix) the condition of title to the Property, (x) the leases, contracts or any other agreements affecting the Property or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to the Property, (xi) Seller’s ownership of the Property or any portion thereof, (xii) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of the property, (xiii) the manner or quality of the construction or materials, if any, incorporated into the Property, (xiv) the content, completeness or accuracy of the due diligence materials or the PTR, (xv) the conformity of the improvements to any plans or specifications for the Property, including any plans and specifications that may have been or may be provided to Buyer, (xvi) the conformity of the Property to past, current or future applicable zoning or building requirements, (xvii) deficiency of any undershoring or drainage with respect to the Property, and (xviii) any of the other matters described in Section 8.1.  Without limiting the generality of the foregoing, Buyer expressly acknowledges and agrees that Buyer is not relying on any representation or warranty of Seller, nor any other Seller Releasee, whether implied, presumed or expressly provided at law or otherwise, arising by virtue of any statute, common law or other legally binding right or remedy in favor of Buyer except as expressly provided in this Agreement and/or in the Seller’s Closing Documents.  Buyer further acknowledges and agrees that Seller is not under any duty to make any inquiry regarding any matter that may or may not be known to the Seller or any member, partner, officer, employee, attorney, property manager, agent or broker of Seller.  Buyer acknowledges that the Purchase Price has been fully negotiated by the parties hereto so as to reflect the “AS IS,” “WHERE IS” and WITH ALL FAULTS nature of the purchase and sale transaction described herein, and any faults, liabilities, defects or other adverse matters that may be associated with the Property.  All of Buyer’s representations, warranties, acknowledgements, agreements, understandings and other statements contained in this Section 8.9 shall survive the Close of Escrow in perpetuity, shall not merge with the Deed or any other closing documents and shall be deemed incorporated into the Deed.

By initialing below, Buyer acknowledges that (a) this Section 8.9 has been read and fully understood, (b) Buyer has had the chance to ask questions of its counsel about its meaning and significance, and (c) Buyer has accepted and agreed to the terms set forth in this Section 8.9.

Buyer’s Initials	Seller’s Initials

Except as otherwise provided in this Agreement, any reports, repairs or work required by Buyer are the sole responsibility of Buyer, and Buyer agrees that there is no obligation on the part of Seller to make any changes, alterations or repairs to the Property or to cure any violations of law or to comply with the requirements of any insurer.  The provisions of this Section 8.9 shall survive the Close of Escrow and shall not be deemed merged into any instrument or conveyance delivered at the Close of Escrow.

8.10                  Buyer’s Representations, Warranties and Covenants.  In addition to Buyer’s other representations, warranties and covenants set forth elsewhere in this Agreement, Buyer hereby represents, warrants and covenants that:

8.10.1              Formation; Authority.  Buyer is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.  Buyer has full power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.  All requisite action has been taken by Buyer in connection with the entering into of this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby.  The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

8.10.2              Due Execution.  This Agreement and all other documents executed and delivered by Buyer pursuant to this Agreement shall constitute the legal, valid and binding obligations of Seller in accordance with the terms of each instrument.  To the best of Buyer’s knowledge, this Agreement and all other instruments delivered by Buyer pursuant to this Agreement (a) do not conflict with or constitute a default under any indenture, agreement or other instrument to which Buyer is a party or by which Buyer, or any officers or directors of Buyer may be bound, and (b) are not threatened with invalidity or enforceability by any action, proceeding or investigation pending or threatened by or against Buyer, or any officer or director of Buyer.

8.10.3              OFAC Buyer is not now, and shall not at any time until the Close of Escrow be a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.  Neither Buyer nor any Person who is affiliated with or owns an interest in Buyer (collectively, a “Buyer Party”) does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by OFAC; Buyer is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Buyer under the terms of this Agreement will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions.

8.10.4              Buyer’s Funds.  Buyer has taken, and shall continue to take until the Close of Escrow, such measures as are required by law to assure that all funds tendered by or on behalf of Buyer to the Seller pursuant to or in connection with this Agreement, whether on account of the Purchase Price or otherwise, are derived (i) from transactions that do not violate or contravene United States law in any way nor, to the extent such funds originate outside the United States, do not violate or contravene the laws of the jurisdiction in which they originated in any way, including without limitation anti-money laundering laws; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

8.10.5              Patriot Act.  Neither Buyer nor any Buyer Party, nor any Person having a beneficial interest in Buyer, nor any Person for whom Buyer is acting as agent or nominee, nor any Person providing funds to Buyer (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations, including without limitation the Patriot Act or Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a “Foreign Shell Bank” within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any United States government-provided list of known or suspected terrorists or terrorist organizations.

Buyer’s representations, warranties and covenants set forth above shall survive the Close of Escrow for the Survival Period.

8.11                  Governmental Approvals.  Except as may be expressly set forth in this Agreement, Buyer’s obligation to purchase the Property shall not be subject to or conditioned upon Buyer’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit.

9.                                      Conditions to Close of Escrow.

9.1                         Buyer’s Conditions.  Buyer’s obligation to purchase the Property and to close Escrow is subject to and conditioned upon the satisfaction or Buyer’s written waiver of each of the following conditions at or before the Close of Escrow:

9.1.1                     The Title Company shall have unconditionally committed to issue an ALTA standard coverage owner’s policy of title insurance (the “Owner Policy”) with a liability amount not less than the Purchase Price, naming Buyer, as the insured, showing fee simple title to the Property to be vested in Buyer, subject only to the Approved Title Conditions, and without exception for any lien rights in favor of contractors, subcontractors, architects, engineers or suppliers with respect to work performed or being performed on the Property.

9.1.2                     Seller’s timely delivery to Escrow Holder of the items described in Section 10.1 below.

9.1.3                     Seller not being in material default in the performance of any of its obligations under this Agreement and shall have performed in all material respect each of its covenants and obligations required by this Agreement to be performed by Seller on or before the Closing.

9.1.4                     All representations and warranties of Seller set forth in this Agreement (without regard to any additional disclosures made pursuant to Section 8.2.1) shall be true and correct in all material respects as of the date made and as of the Close of Escrow, as if remade on the date of the Close of Escrow (except for such representations and warranties that are only expressly made as of the date of this Agreement).  For purposes of this Section 9.1.4, the representations or warranties of Seller shall be deemed to be true in all material respects if Buyer’s damages as a result of such representations or warranties being so untrue, inaccurate or incorrect are or would be, in the aggregate, less than $2,000,000.

9.1.5                     Buyer shall have received an Acceptable Estoppel Certificate from Schwab.

9.1.6                     No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Property.

The terms of this Section 9.1 are solely for the benefit of Buyer, and Seller shall have no additional right or remedy hereunder as a result of the exercise by Buyer of any of its rights under this Section 9.1.  If any of the foregoing conditions is not fulfilled on or before the scheduled Close of Escrow contemplated in Section 4.2, Buyer, at its option, may either (i) elect to complete the transactions contemplated by this Agreement, (ii) delay the Close of Escrow for up to thirty (30) days to allow the satisfaction of any unsatisfied condition or (iii) terminate this Agreement, whereupon Escrow Holder shall promptly return to Buyer the Deposit, along with any interest earned thereon, less the Review Consideration, and neither party shall have any further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement, except that if the failure of any such condition specified in this Section 9.1 is a breach or default by Seller, then Buyer shall have such rights and remedies as are provided in this Agreement upon the occurrence of such breach or default by Seller.

9.2                         Seller’s Conditions.  Seller’s obligation to sell the Property and to close the Escrow is subject to and conditioned upon the satisfaction or Seller’s written waiver of each of the following conditions at or before the Close of Escrow:

9.2.1                     Buyer’s timely delivery into Escrow of all sums and documents required from Buyer to close Escrow, as set forth in Sections 2 and 3 above and Section 10 below.

9.2.2                     Buyer’s timely delivery to Escrow Holder of the items described in Section 10.2 below.

9.2.3                     Buyer not being in default in the performance of any of its material obligations under Section 6 above.

9.2.4                     No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Property.

The terms of this Section 9.2 are solely for the benefit of Seller, and Buyer shall have no additional right or remedy hereunder as a result of the exercise by Seller of any of its rights under this Section 9.2.

10.                               Deliveries to Escrow Holder.

10.1                  Seller’s Deliveries.   Seller shall deliver or cause to be delivered to Escrow Holder on or prior to the scheduled date of the Close of Escrow the following documents:

10.1.1              The Deed, duly executed and acknowledged by Seller, in the form of Exhibit B;

10.1.2              A counterpart assignment and assumption of leases and contracts in the form of Exhibit E pursuant to which Seller shall assign to Buyer Seller’s right, title and interest in the Lease and Service Contracts as of the Close of Escrow (“Assignment and Assumption of Lease and Contracts”);

10.1.3              A bill of sale, duly executed by Seller, in the form of Exhibit F (the “Bill of Sale”);

10.1.4              A counterpart general assignment, duly executed by Seller, in the form of Exhibit G (the “General Assignment”);

10.1.5              A certification duly executed by Seller under penalty of perjury in the form of Exhibit C (“Certification on Non-Foreign Status”) stating that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code, together with a Withholding Exception Certificate, Form 593-C, as well as any additional required forms removing the obligation to withhold any portion of the proceeds;

10.1.6              A certificate signed by Seller indicating that the representations and warranties set forth in Section 8.1 are true and correct as of the date of this Agreement and as of the Close of Escrow (except for such representations and warranties that are only expressly made as of the date of this Agreement), or, if there have been additional disclosures, describing such additional disclosures; and

10.1.7              The owner’s affidavits for the Title Company in the form set forth on Exhibit I, and such proof of Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company.

10.2                  Buyer’s Deliveries. Buyer shall deliver or cause to be delivered to Escrow Holder prior to the scheduled date of the Close of Escrow the following:

10.2.1              A counterpart of the Assignment and Assumption of Lease and Contracts;

10.2.2              A counterpart of the General Assignment;

10.2.3              Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company;

10.2.4              The balance of the Purchase Price.

The parties hereto shall jointly deposit any required transfer declarations or declarations of value and appropriate closing statements, all in form and to the extent reasonably requested by Escrow Holder.  Seller shall also deliver to Buyer at Closing originals of the Lease, Service Contracts, warranties and permits, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property.

Possession of the Property shall be delivered to Buyer upon Close of Escrow, subject to all tenants in possession under the Lease.

11.                               Costs and Expenses.  Buyer shall pay (i) the fees charged by Escrow Holder, (ii) all premiums for the Owner’s title insurance coverage, (iii) the cost of any endorsements to the Owner’s title insurance policy, (iv) the cost of any update to the survey of the Property that may be required, and (v) all applicable City and County documentary transfer taxes payable upon recording the Deed and the recording fees for the Deed; provided that, Buyer shall not be obligated to pay any amounts with respect to the foregoing clause (v) in excess of $8,786,454 (the “Transfer and Recording Cap”).  At the Close of Escrow, Seller shall pay (i) all applicable City and County documentary transfer taxes payable upon recording the Deed and the recording fees for the Deed in excess of the Transfer and Recording Cap. Buyer hereby acknowledges that its ability to obtain title insurance in excess of an ALTA standard coverage owner’s policy without endorsements is not a contingency of this Agreement or a condition to the enforceability against Buyer of its purchase obligations and other covenants set forth herein) Buyer and Seller shall each pay all fees incurred in connection with this transaction for their respective counsel retained by each.  The parties’ obligations under this Section 11 shall survive the Close of Escrow.

12.                               Prorations, Adjustments and Holdback.

12.1                        Prorations and Adjustments.  The following items shall be prorated and adjusted between Buyer and Seller at the Close of Escrow based upon the actual number of days in the calendar month in which the Close of Escrow occurs, the date of the Close of Escrow being an income and expense day for Buyer, all such obligations to survive Close of Escrow:

12.1.1              (a)                                 Subject to clause (b) of this Section 12.1.1, real property taxes and assessments with respect to the Property shall be prorated and adjusted between Buyer and Seller at the Close of Escrow, based upon the most recent official real property tax information available from the County Assessor’s office where the Property is located or other assessing authorities, such that Seller shall be responsible for all taxes and assessments levied against the Property that are applicable to the period through and including the day prior to the Close of Escrow, and Buyer shall be responsible for all taxes and assessments levied against the Property that are applicable to the period from and after the date of Close of Escrow.  Subject to the rights of Schwab pursuant to the Schwab Lease, Seller reserves the right to meet with governmental officials and to contest any assessment or reassessment concerning or affecting Seller’s obligations with respect to real property taxes and assessments on the Property for periods prior to the assessment period in which the Closing occurs provided, however, Seller shall not have the right to enter into any settlement that requires real property taxes in periods after the Closing to be higher as a result thereof. Buyer promptly shall deliver to Seller any refund with respect to such real property taxes and assessments applicable to any period prior to the Close of Escrow, subject to any reimbursement to tenants required under the Lease and less the costs incurred by Buyer in obtaining any such refund.

(b)                                 Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge that a “change in ownership” (as described in California Revenue and Taxation Code Section 64) occurred on March 11, 2014 that will result in a supplemental assessment being issued for property taxes relating to the Property, and such supplemental assessment shall include an assessment for property taxes for time periods prior to Closing. If Seller receives any supplemental assessment relating to the Property from the assessor, Seller shall promptly give Buyer a copy of such supplemental assessment. If the supplemental assessment is received prior to Close of Escrow, Seller shall be responsible to pay the amount or have Schwab pay the amount shown on such supplemental assessment, and if Seller pays such amount, Seller shall have the right to invoice Schwab for reimbursement. If the supplemental assessment is received after Close of Escrow, Buyer shall be responsible for billing Schwab the full amount of such  supplemental assessment for time periods prior to and after Closing and using commercially reasonable efforts to collect the same but shall not be obligated to initiate any litigation or declare a default under the Schwab Lease. From and after the Closing, Seller shall, at Seller’s sole cost and expense, promptly file all documents and/or certificates required to ensure that any such supplemental assessment is reflected on the County’s Unsecured Assessment Roll and, if reflected on the County’s Secured Assessment Roll, to remove such supplemental assessment therefrom.

12.1.2              Monthly rents of tenants under the Schwab Lease, as and when collected.  No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from Schwab until these sums are paid.  Buyer shall cooperate with Seller after Close of Escrow to collect any rent under the Schwab Lease that has accrued as of the Close of Escrow.  Following the Closing, Buyer shall bill Schwab for all amounts due under the Schwab Lease accruing prior to the Closing (including, without limitation, base rent, additional rent, or other tenant charges for the year in which the Closing occurs) (collectively, “Delinquent Rents”), and shall use reasonable efforts to collect from Schwab any base rent, additional rent, or other tenant charges owing with respect to the period prior to the Closing; provided, however, Buyer shall not be obligated to sue Schwab or exercise any legal remedies under the Lease or to incur any expense over and above its own regular collection expenses or any other liability.  Seller shall only be permitted to commence legal proceedings against Schwab with respect to any Delinquent Rents on or after the date that is 120 days following the Closing; provided that, Seller shall not be permitted to terminate the Schwab Lease, and provided that if Seller has invoiced Schwab as described in Section 12.1.1(b) above for the supplemental reassessment, Seller may commence legal proceedings against Schwab for reimbursement on or after the date that is the later of 30 days following the Closing and 30 days following the date that the payment by Schwab is delinquient under the Schwab Lease.  All payments collected from Schwab after Close of Escrow shall first be applied to any rent due to Buyer for the period after the end of the month in which Close of Escrow occurs, then to any costs incurred by Buyer in collecting Delinquent Rents, then to rent due in the month in which the Close of Escrow occurs, and finally, to any rent due to Seller for the period prior to Close of Escrow.

12.1.3              Until the Final Adjustment Date (as defined below), when the adjustment described in Section 12.1.5 is made, all amounts received by Seller as interim payments of charges to Schwab for maintenance and operating costs, real estate taxes, insurance and similar amounts (collectively, “Tenant Expense Charges”) applicable to the period prior to the Closing and received before the Close of Escrow shall be retained by Seller, except that all interim payments of Tenant Expense Charges received by either party applicable to the month in which the Close of Escrow occurs shall be prorated as between Seller and Buyer based upon the number of days in that month and the party receiving the interim payment shall remit to (if received on or after the Close of Escrow) or credit (if received before the Close of Escrow) the other party its proportionate share.  All amounts received by Buyer from Schwab as interim payments of Tenant Expense Charges on or after the Close of Escrow shall be retained by Buyer until the year-end adjustment and determination of Seller’s allocable share thereof as of the Final Adjustment Date.  No later than the Final Adjustment Date, Seller’s allocable share of actual Tenant Expense Charges shall be determined by multiplying the total payments due from Schwab for such fiscal year (the sum of estimated payments made by Schwab plus or minus year-end adjustments) by a fraction, the numerator of which is Seller’s actual cost of providing common area maintenance services and taxes (as the case may be) prior to the Close of Escrow (within that portion of the fiscal year prior to the Close of Escrow in which the applicable Lease is in effect and the tenant thereunder is required to pay Tenant Expense Charges), and the denominator of which is the cost of providing such services and paying such taxes for the entire fiscal year (or that portion of the fiscal year in which the applicable Lease is in effect and the tenant thereunder is required to pay Tenant Expense Charges).  If, on the basis of amounts actually incurred and the estimated payments received by Seller, Seller has retained amounts in excess of its allocable share, it shall remit, within thirty (30) days after notice from Buyer of the excess owed Buyer, such excess to Buyer.  If, on the basis of the foregoing amounts, Seller has retained less than its allocable share (the “Seller Shortfall”), Buyer shall use reasonable efforts to collect the Seller Shortfall from the tenants of the Property and, to the extent collected by Buyer, Buyer shall promptly remit the Seller Shortfall, net of reasonable costs of collection, including without limitation, reasonable attorney’s fees, to Seller.  Buyer shall not be obligated to expend any funds or commence legal proceedings to collect any Seller Shortfall.  Seller shall only be permitted to commence legal proceedings against Schwab with respect to any Seller Shortfall on or after the date that is 120 days following the Closing; provided that, Seller shall not be permitted to terminate the Schwab Lease.

12.1.4              No later than April 30 in the calendar year following the Close of Escrow (the “Final Adjustment Date”), Seller and Buyer shall make a final adjustment in accordance with the provisions of this Section 12.1.4 of Tenant Expense Charges and other items of additional rents for which final adjustments or prorations could not be determined at the Closing, if any, because of the lack of actual statements, bills or invoices for the current period, the year-end adjustment of common area maintenance, taxes and like items, the unavailability of final sales figures or amounts for any other reason.  Except to the extent otherwise provided in Section 12.1.3, any net adjustment in favor of Buyer or Seller is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made.

12.1.5              Seller and Buyer shall endeavor to have all meters for utilities servicing the Property and not billed directly to any tenant or other third party, including (without limitation) water, sewer, gas and electricity, read for the period to and including the day of the Close of Escrow.  Seller shall credit Buyer based on the average utility expense of the previous three (3) months prior to closing.

12.1.6              Seller shall be responsible for all Leasing Costs (as defined below) that are payable by reason of (i) the execution of a Lease in existence as of the date of this Agreement (an “Existing Lease”), (ii) the renewal, extension, expansion of, or the exercise of any other option under, an Existing Lease, prior to the date of this Agreement, and (iii) amendments of an Existing Lease entered into prior to the date of this Agreement, that are, in the aggregate, in excess of $12,200,000 (collectively, the “Seller’s Leasing Costs”).  Buyer shall receive a credit against the Purchase Price at Closing for any unpaid Seller’s Leasing Costs.  Buyer shall be responsible for all Leasing Costs other than Seller’s Leasing Costs; provided that, Buyer shall not be responsible for any Leasing Costs that are agreed to by Seller or its agents in violation of Section 7.3.  “Leasing Costs” shall mean, with respect to any Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Space Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, free rent periods, leasing commissions, brokerage commissions, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Space Lease or any other agreement relating to such Lease.

12.1.7              All other items customarily prorated and/or adjusted at closing in the locality in which the Property is situated, except that Seller’s insurance policies with respect to the Property shall not apply to protect Buyer from and after the Close of Escrow, and Buyer shall procure its own insurance from and after the Close of Escrow.

12.1.8              The parties’ obligations under this Section 12.1 shall survive the Close of Escrow.

12.2                  Errors.  If any errors or omissions are made regarding adjustments and prorations as set forth above, the parties shall make the appropriate corrections promptly upon discovery, provided that the error or omission is discovered on or before the Final Adjustment Date. Any error or omission not discovered within that period shall not be subject to adjustment.  The amount necessary to correct any adjustment or proration that is to be corrected under the foregoing shall be paid in cash to the party entitled to the amount in question.  The parties’ obligations under this Section 12.2 shall survive the Close of Escrow.

13.                               Disbursements and Other Actions by Escrow Holder

Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner indicated:

13.1                  Cause the Deed and any other documents that the parties to this Agreement may mutually direct, to be recorded in the Official Records of the County.

13.2                  Disburse all funds deposited with Escrow Holder by Buyer as follows:

13.2.1              Deduct all amounts, if any, chargeable to the account of Buyer under the terms of this Agreement, and pay those amounts to the parties entitled to them.

13.2.2              Pay to the parties entitled to all amounts chargeable to the account of Seller under the terms of this Agreement, including the commission described in Section 16 below.

13.2.3              Pay the remaining balance of the Purchase Price as directed by Seller.

13.2.4              When all of the foregoing disbursements have been made, refund any remaining balance to Buyer.

13.3                  Direct the Title Company to issue the Title Policy and deliver an original to Buyer.

13.4                  Deliver to both Buyer and Seller a closing statement showing the distribution, application, receipt and earnings of all funds of such party processed through Escrow.

13.5                  Deliver to Buyer the Bill of Sale.

13.6                  Deliver to both Buyer and Seller a counterpart of the Assignment and Assumption of Lease and Contracts and the General Assignment (in each case executed by the other party).

14.                               Default and Termination.

14.1                  Buyer’s Default.  In the event Buyer fails to purchase the Property when obligated to do so pursuant to the terms and conditions of this Agreement, Seller, as its sole and exclusive remedy for such default at law, in equity and/or under this Agreement, may elect to terminate this Agreement by giving written notice of such election to Buyer and Escrow Holder, whereupon:

14.1.1              This Agreement and the rights and obligations of Buyer and Seller hereunder shall terminate, except as and to the extent specifically provided otherwise in this Agreement, and Seller shall be entitled to retain the Deposit as liquidated damages in accordance with Section 22 of this Agreement;

14.1.2              Escrow Holder is instructed to promptly return to Buyer and Seller all other documents and other items deposited by them, respectively, into Escrow that are then held by Escrow Holder; and

14.1.3              Buyer shall be solely responsible for the payment of any cancellation charges payable by or to Escrow Holder and the Title Company (“Cancellation Charges”).

14.2                  Seller’s Pre-Closing Default.  In the event of a Seller breach or default under this Agreement (a “Seller Breach”) prior to the Close of Escrow which remains uncured after notice from Buyer for a period of ten (10) days, then upon the written election of Buyer given to Seller and Escrow Holder within two (2) business days after the expiration of such ten-day period, Buyer may elect one of the following three options:

14.2.1              Buyer may proceed to Closing and waive the Seller Breach, without any adjustment to the Purchase Price;

14.2.2              Buyer may terminate this Agreement, whereupon the rights and obligations of Buyer and Seller shall terminate, except as and to the extent specifically provided otherwise in this Agreement, and:

(a)                                 Escrow Holder shall promptly deliver the Deposit (less the Review Consideration) to Buyer, together with any interest earned on it while held by Escrow Holder, and in addition Escrow Holder is instructed to return to Buyer and Seller all other documents and other items deposited by them, respectively, into Escrow that are then held by Escrow Holder.

(b)                                 Seller shall be solely responsible for the payment of any Cancellation Charges.

(c)                                  If the Seller Breach is a willful and intentional breach, then Seller shall reimburse Buyer for any fees or costs paid by Buyer to its attorneys, lender, inspectors and other professionals rendering services to Buyer in connection with this transaction up to a maximum of $250,000 (the “Reimbursement Cap”).

14.2.3              Buyer may enforce specific performance of this Agreement against Seller and file a lis pendens with respect thereto, provided that Buyer shall only have the right to file an action for specific performance and file a lis pendens if (i) all conditions precedent for Seller’s benefit set forth in Section 9.2 (other than the delivery of the Purchase Price), have been fulfilled or waived in writing, (ii) Buyer is ready, willing and able to deliver the Purchase Price in accordance with the terms of this Agreement, (iii) Buyer is not in material breach of any of its material obligations under this Agreement, and (iv) any action for specific performance shall be filed within sixty (60) days after the date otherwise scheduled for Close of Escrow.  BUYER WAIVES ALL OTHER RIGHTS TO FILE ANY ACTION FOR SPECIFIC PERFORMANCE OR TO FILE A LIS PENDENS EXCEPT AS EXPRESSLY PERMITTED UNDER THIS SECTION 14.2.3.  Notwithstanding anything to the contrary hereinabove provided, in the event Buyer elects to pursue an action for specific performance in compliance with the foregoing and if such action is unsuccessful pursuant to a final, non-appealable judgment, (not as a result of a Buyer default of its obligations under this Agreement or a failure of conditions precedent that do not constitute a Seller default) or subsequently is withdrawn by Buyer and not re-filed within such 60 day period, then this Agreement shall terminate and the terms set forth in Section 14.2.1 above shall be applicable.

Failure to give timely notice shall be deemed an election for Section 14.2.2.

The terms of this Section 14.2 shall survive the termination of this Agreement.

14.3                  Termination for Failure of Closing Conditions.  In the event any condition set forth in Section 9 is not waived and is not timely satisfied for a reason other than the default of Buyer or Seller under this Agreement, or if this Agreement is terminated by either party under any provision of this Agreement giving that party the right to do so (other than as a result of the breach or default by the other party to this Agreement), then upon written notice by the party benefited by the unsatisfied condition to the other party and to Escrow Holder:

14.3.1              This Agreement, the Escrow and the rights and obligations of Buyer and Seller under this Agreement shall terminate except as and to the extent otherwise expressly provided in this Agreement;

14.3.2              Any and all Cancellation Charges shall be divided equally between Buyer and Seller;

14.3.3              Escrow Holder shall promptly return to Buyer the Deposit (along with any interest earned on those funds while held by Escrow Holder) less the Review Consideration and any and all Cancellation Charges; and

14.3.4              Escrow Holder shall promptly return to Seller and Buyer, respectively, all documents deposited by each that are then held by Escrow Holder.

14.4                  Post-Closing Remedies.  From and after the Closing, but subject to the limitations set forth in this Section 14.4 and Section 14.5, and, as applicable, the Survival Period, Seller shall be liable for losses (including reasonable attorneys’ fees), incurred by Buyer, to the extent arising out of, or relating to (i) any breach of of a representation of warranty of Seller contained in this Agreement or in any document delivered by Seller in connection with Closing, and (ii) any breach of a covenant of Seller contained in this Agreement or any document delivered by Seller in connection with Closing.  Notwithstanding anything contained in this Agreement to the contrary, in the event the Close of Escrow occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Buyer incurs or may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect when made if (1) Buyer had knowledge or is “deemed to have known” at the time of the Close of Escrow that such representation or warranty was untrue, inaccurate or incorrect when made, Buyer had the right to terminate the Agreement, and Buyer nevertheless consummates the purchase of the Property hereunder, or (2) Buyer’s damages as a result of such representations or warranties being so untrue, inaccurate or incorrect are, in the aggregate, less than $750,000 (the “Threshold”). Buyer shall be “deemed to have known” at the time of the Close of Escrow that a representation or warranty was untrue, inaccurate or incorrect when made if the facts and circumstances with respect to such breach of a representation or warranty were disclosed in the Data Room, the estoppel certificate executed and delivered by Schwab, or disclosed in writing by Seller, its broker or its other agents, in each case prior to the Close of Escrow, in sufficient detail to identify the nature and scope of the matter disclosed. Seller’s representations and warranties contained in Section 8.1, as reaffirmed and restated by Seller at Closing, shall survive the Close of Escrow for the Survival Period, unless Buyer asserts a breach of any such representation or warranty in a written notice delivered to Seller prior to the expiration of the Survival Period, in which case such applicable representation or warranty shall survive until Buyer’s claims set forth in such written notice have been resolved.  For purposes of this Agreement, references to “Buyer’s knowledge,” “the knowledge of Buyer,” or words of similar import shall be deemed to refer solely to the actual and not constructive knowledge of Buyer’s Knowledge Party.

14.5                  Cap on Damages for Breach of Seller Representation or Warranty. Notwithstanding any other provision of this Agreement, and without in any way diminishing any other provision of this Agreement that would limit Seller’s representations and warranties set forth herein or Seller’s liability if one or more of Seller’s representations set forth herein should be untrue and/or if one or more of Seller’s warranties should be breached, in no event shall Seller’s liability for such untrue representation or breached warranty exceed 3% of the Purchase Price (the “Maximum Recovery”).

14.6                  Other Remedies.  Nothing in this Section 14 shall limit Buyer’s and Seller’s respective rights and remedies against the other with respect to the parties’ respective obligations to indemnify and hold the other party harmless pursuant to any provisions contained in this Agreement or to pay enforcement costs,  or with respect to any other obligations surviving the termination or the Close of Escrow under the express terms of this Agreement.

15.                               Damage or Condemnation Prior to Closing.  Seller shall promptly notify Buyer of any damage to the Property that has occurred, and of any condemnation proceedings that are commenced against the Property, after the execution of this Agreement and prior to the Close of Escrow, of which Seller has actual knowledge (including, for the purposes of this Section 15, the actual knowledge of Seller’s employees and manager).  If such damage occurs or any such condemnation proceeding is commenced and is Material, as hereinafter defined, then Buyer may terminate this Agreement.  If Buyer does not terminate this Agreement, then this Agreement shall continue in effect, without delay or abatement of the Purchase Price, in which event Seller shall assign and transfer to Buyer at the Close of Escrow all of Seller’s rights with respect to any insurance and/or condemnation proceeds that Seller may have received or be entitled to receive in connection therewith, and, in the case of a casualty, Buyer shall receive a credit at Closing in an amount equal to the deductible under any insurance policy maintained by Seller which covers any such casualty or loss of rent.

In the event of termination of this Agreement by Buyer pursuant to the above, the Deposit and all other funds deposited into Escrow by Buyer (together with interest on the Deposit during the period that it is held, but only while it was held, in the Escrow) shall be returned to Buyer (less the Review Consideration), and thereafter neither party shall have any further rights or obligations under this Agreement (except for any indemnification given by either party to the other, and Buyer’s obligations to restore the Property as required by Section 5.2, Buyer’s and Seller’s obligations under Sections 16, 24 and 25, and each parties’ obligation to bear one-half of any Cancellation Charges).

For purposes of this Section 15, with respect to a taking by eminent domain, the term “Material” shall mean (i) any taking which materially impairs access to the Property or which cannot be restored to substantially the same use as before the taking, (ii) the taking of any building, (iii) a taking which reduces the number of parking spaces located on the Property below the number required to comply with requirements of applicable law, the terms of any Approved Title Conditions, or the terms of any Lease, (iv) a taking which gives any tenant the right to terminate its Lease or permanently abate or reduce its rent (unless such right is waived), or (v) the taking of any portion of the Property having a reasonably estimated value or having a cost of repair or replacement of an amount equal to 5% of the Purchase Price or more.  With respect to a casualty, the term “Material” shall mean any casualty such that the cost of repairs is reasonably expected to be 5% of the Purchase Price or more.

16.                               Brokers.  Seller is represented by Seller’s Broker in connection with the transaction contemplated in this Agreement.  Except for commissions payable to Seller’s Broker to be paid pursuant to separate agreements, Buyer and Seller each warrant to the other that no fees or commissions are due or owing to any finders or brokers as a result of the respective activities of it in connection with this transaction.  In the event of any other claim for brokers’ or finders’ fees or commissions in connection with negotiations between the parties relating to the Property, the negotiation, execution or consummation of this Agreement or the purchase and sale of the Property, then Buyer indemnifies Seller, and shall hold harmless and defend Seller, from and against any claim from any broker or finder representing or engaged by Buyer or any claim based upon the alleged statement, representation or agreement by Buyer relating to broker’s or finders’ fees or commissions.  Seller shall indemnify, hold harmless and defend Buyer from and against any claim from any broker or finder representing or engaged by Seller for this transaction.  The foregoing indemnities shall survive the Close of Escrow or the termination of this Agreement for any reason.

17.                               Notices.  All notices and demands given under the terms of Agreement shall be in writing and may be effected by personal delivery, including by any commercial courier or overnight delivery service, or by United States registered or certified mail, return receipt requested, with all postage and fees fully prepaid.  Notices shall be effective upon receipt by the party being given notice, as indicated by the return receipt if mailed; except that if a party has relocated without providing the other party with its new address for service of notices, or if a party refuses delivery of a notice upon its tender, the notice shall be effective upon the attempt to serve the notice at the last address given for service of notices upon that party.  Alternatively, notices may be served by facsimile transmission, in which case service shall be deemed effective only upon receipt by the party serving the notice of telephonic or return facsimile transmission confirmation that the party to whom the notice is directed has received a complete and legible copy of the notice, and provided facsimile notices given after 5:00 p.m. Local Time on a business day shall be deemed given on the next business day.  Notices shall be addressed as provided in the Basic Provisions.  Any address for service of notice on either party may be changed by that party serving a notice upon the other of the new address, except that any change of address to a post office box shall not be effective unless a street address is also specified for use in effectuating personal service.

18.                               Required Actions of Buyer and Seller.  Buyer and Seller shall execute all instruments and documents and take all other actions that may be reasonably required in order to consummate the purchase and sale contemplated in this Agreement.  Without limiting the generality of the foregoing, in the event that Seller elects to dispose of the Property in the form of a tax-deferred exchange (an “Exchange”), rather than a sale (which election may be made in Seller’s sole and absolute discretion), Buyer shall cooperate with Seller upon Seller’s reasonable request, so long as it (i) presents no additional cost or risk to Buyer (ii)  causes no delay in the Close of Escrow, (iii) the consummation or accomplishment of an Exchange is in no event a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (iv) in no way reduces, waives, releases, modifies or otherwise affect the obligations of Seller pursuant to this Agreement and Seller will remain fully liable for its obligations under this Agreement as if such assignment had not taken place; and (v) Buyer shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange.  Buyer shall not by this Agreement or acquiescence to an Exchange desired by Seller have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to Seller that its Exchange in fact complies with Section 1031 of the Code.  Seller agrees to indemnify and hold harmless Buyer and its successors and assigns for any and all loss, liability, damage or expenses arising out of or connected with any such exchange (including, but not limited to, reasonable legal fees and any additional taxes, including transfer taxes attributable to the exchange). Notwithstanding anything to the contrary, this Section 18 shall survive the Closing of Escrow.

19.                               Partial Invalidity.  If any term or provision of this Agreement, or its application to any person or circumstance, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of the term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

20.                               Waiver.  No waiver by Buyer or Seller of any of the terms or conditions of this Agreement or any of their respective rights under this Agreement shall be effective unless such waiver is in writing and signed by the party charged with the waiver.  No delay in enforcement of any provision or right contained in this Agreement by either of Buyer or Seller shall constitute a waiver of such provision or right.  No waiver of any breach of any covenant or provision shall be deemed a waiver of any preceding or succeeding breach of that or any other covenant or provision.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

21.                               Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of Buyer and Seller.  Except as otherwise provided in this Section 21, this Agreement may not be assigned by Buyer without the prior written consent of Seller, and any such assignment or attempted assignment by Buyer shall constitute a default by Buyer hereunder and shall be null and void.  Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to an entity affiliated with Buyer, provided that (a) Buyer gives written notice of such assignment to both Seller and Escrow Holder not later than two (2) business days prior to the scheduled Close of Escrow, and (b) pending Closing, such assignment shall not relieve Buyer of any covenant, representation, obligation or liability hereunder, and Buyer shall continue to be obligated for its assignee’s performance hereunder; provided that once Closing occurs, the assigning party (but not the assignee) shall be relieved of all of its obligations arising under this Agreement.

22.                               Liquidated Damages.  SELLER AND BUYER HAVE CONSIDERED AND DISCUSSED THE POSSIBLE CONSEQUENCES TO SELLER IN THE EVENT THAT THE ESCROW FAILS TO CLOSE.  SELLER AND BUYER HAVE DETERMINED AND AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES TO SELLER OCCURRING IN THE EVENT OF BUYER’S DEFAULT UNDER THIS AGREEMENT IN FAILING TO PURCHASE THE PROPERTY PURSUANT HERETO WHEN BUYER OR ITS ASSIGNEE IS OBLIGATED TO DO SO.  HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES SELLER WOULD SUFFER IN THE EVENT OF BUYER’S NONPERFORMANCE OF SUCH PURCHASE OBLIGATION UNDER THIS AGREEMENT, THE PARTIES AGREE THAT A REASONABLE ESTIMATE OF THE DAMAGES IS AN AMOUNT EQUAL TO THE DEPOSIT, PLUS ANY INTEREST EARNED ON THE DEPOSIT DELIVERED BY BUYER TO ESCROW HOLDER HEREUNDER, AND IN THE EVENT OF BUYER’S DEFAULT IN ITS (OR ITS ASSIGNEE’S) OBLIGATION TO PURCHASE THE PROPERTY PURSUANT HERETO, SUBJECT TO SECTION 14.1, BUYER AND SELLER AGREE THAT AS SELLER’S SOLE AND EXCLUSIVE RIGHT OR REMEDY, SELLER SHALL BE ENTITLED AT ITS ELECTION TO RECEIVE AND RETAIN AS FULLY AGREED LIQUIDATED DAMAGES THE SUM OF (A) THE ENTIRE DEPOSIT, PLUS (B) INTEREST EARNED THEREON.  THE FOREGOING SHALL NOT, HOWEVER, LIQUIDATE OR LIMIT BUYER’S OBLIGATIONS OR SELLER’S RIGHTS AGAINST BUYER ARISING IN CONNECTION WITH BUYER’S OBLIGATIONS UNDER SECTION 5.2 OR SECTIONS 24 OR 25, OR ANY INDEMNITY PROVIDED BY BUYER PURSUANT TO THIS AGREEMENT.

Buyer’s Initials	Seller’s Initials

As material consideration to each party’s agreement to the liquidated damages provisions stated above, each party hereby agrees to waive any and all rights whatsoever to contest the validity of the liquidated damage provisions for any reason whatsoever, including, but not limited to, that such provision was unreasonable under circumstances existing at the time this Agreement was made, each party hereby expressly acknowledging the reasonableness of the liquidated damages provisions stated above.

23.                               Waiver of Right to Trial by Jury. SELLER AND BUYER HEREBY EXPRESSLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND BUYER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

24.                               Attorneys’ Fees.  If either party becomes involved in litigation, arbitration, reference to a retired judge or other neutral referee, or other legal process arising out of this Agreement or in connection with any bankruptcy proceeding relating to a party, the court in the litigation or arbitrator, retired judge or other referee in the arbitration or reference, or neutral party in such other legal process, shall award legal expenses (including, but not limited to reasonable attorneys’ fees and court costs) to the prevailing party.  The award for legal expenses shall not be computed in accordance with any schedule, but shall be as necessary to fully reimburse all reasonable attorneys’ fees and other legal expenses actually incurred in good faith, regardless of the size of the judgment, it being the express intention of the parties to fully compensate the prevailing party for all the reasonable attorneys’ fees and other legal expenses paid or incurred by it in good faith in connection therewith.

25.                               Property Information and Confidentiality.

25.1                  Confidentiality.  Buyer agrees that, prior to the Close of Escrow, all Property Information (as defined below) shall be kept strictly confidential (using the same degree of care that Buyer uses to prevent disclosure of its own confidential information) and shall not, without the prior consent of Seller, be disclosed by Buyer or Buyer’s Representatives, in any manner whatsoever, in whole or in part, and will not be used by Buyer or Buyer’s Representatives, directly or indirectly, for any purpose other than evaluating the Property and preparation for the ownership and management of the Property, except for disclosure to governmental authorities in connection with evaluating the purchase and prospective use and/or development of the Property or as otherwise is required by law.  Moreover, Buyer agrees that, prior to the Close of Escrow, the Property Information will be transmitted only to Buyer’s Representatives and such governmental authorities who need to know the Property Information for the purpose of evaluating the Property and preparing for the ownership and management of the Property, and who are informed by the Buyer of the confidential nature of the Property Information.  The provisions of this Section 25.1 shall in no event apply to any information (i) which is publicly available, (ii) consisting of analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Buyer or Buyer’s Representatives, or (iii) which is obtained by Buyer or Buyer’s representatives from a third-party that is not known to Buyer to be subject to a confidentiality obligation to Seller.  The provisions of this Section 25.1 shall not prevent Buyer from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, or prevent Buyer from pursuing its rights under this Agreement in a legal or quasi-legal proceeding.  It is understood and agreed that the foregoing shall not preclude Buyer from discussing the substance or any relevant details of the transaction contemplated in this Agreement, or preclude Buyer from sharing information relating to the Property, on a confidential basis, with Buyer’s members, shareholders, directors, officers, employees engineers, direct or indirect owners, affiliates, attorneys, accountants, professional consultants, advisors, rating agencies, potential co-investors, or potential lenders.

25.2                  Publicity.  Buyer and Seller, for the benefit of each other, hereby agree that between the date hereof and the Close of Escrow, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto.  It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of Section 25.1, with any of its attorneys, accountants, professional consultants or advisors, rating agencies, or potential lenders or co-investors, as the case may be, or prevent either party hereto from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, or prevent either party from pursuing its rights under this Agreement in a judicial or arbitration proceeding. After Close of Escrow, neither party shall publicly disseminate the terms and conditions of this Agreement to the extent the same are not a matter of public record, and except as may be necessary to comply with applicable laws, including without limitation governmental regulatory, disclosure, tax, or reporting requirements, or to pursue its rights under this Agreement in a legal or quasi-legal proceeding, provided that each party may disclose the Closing of the transaction without disclosing the Purchase Price or the other party to this Agreement.  If the indirect parent of Seller determines that the filing of a Form 8-K or making other public disclosure is required in connection with the transaction contemplated by this Agreement pursuant to the Securities Exchange Act of 1934, as amended, and/or the Securities Act of 1933, as amended, whether before or after Closing, Buyer agrees that such filing and disclosure (including attaching the Agreement as an exhibit in any securities filing) shall constitute Seller’s disclosure in compliance with law and shall supersede any other provisions of this Agreement.

25.3                  Indemnity.

25.3.1              Buyer shall indemnify, protect, defend and hold harmless Seller and Seller’s affiliates from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by one or more of Seller and any of Seller’s affiliates arising out of or in connection with a breach by Buyer or Buyer’s Representatives of the provisions of this Section 25, provided, however in no event shall Buyer be responsible or consequential damages incurred by Seller or any of Seller’s Affiliates.

25.3.2              Seller shall indemnify, protect, defend and hold harmless Buyer and Buyer’s affiliates from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by one or more of Buyer and any of Buyer’s affiliates arising out of or in connection with a breach by Seller or any representative of Seller of the provisions of this Section 25, provided, however in no event shall Seller be responsible or consequential damages incurred by Buyer or any of Buyer’s affiliates.

25.4                  Intentionally Omitted.

25.5                  Property Information.  As used in this Agreement, the term “Property Information” shall mean all information and documents in any way relating to the Property, the operation thereof or the sale thereof (including, without limitation, the leases and contracts) furnished to Buyer or Buyer’s Representatives, by Seller or any of Seller’s affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Buyer or Buyer’s Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (i), or the Buyer’s investigations, or otherwise reflecting their review or investigation of the Property.

25.6                  Equitable Relief.  In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance against Buyer or Buyer’s Representatives in order to enforce the provisions of this Section 25 and Section 6.3.

25.7      Survival.  The provisions of this Section 25 shall survive the Close of Escrow or the termination of this Agreement for any reason for a period of two (2) years.

26.          Entire Agreement; Amendment.  This Agreement (including all exhibits attached) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter addressed in this Agreement and supersedes all prior understandings with respect to that subject matter.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligation under this Agreement be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing.  The parties do not intend to confer any benefit under this Agreement on any person, firm or corporation other than Buyer and Seller.

27.          Time of Essence.  Seller and Buyer acknowledge and agree that time is strictly of the essence with respect to each and every term condition, obligation and provision of this Agreement.

28.          Construction of Agreement. The parties hereby agree that the language of this Agreement shall not be construed against any party, and neither party shall be deemed or determined to be the drafting party of this Agreement for purposes of any generally applicable rule of construction to the effect that ambiguous provisions are to be construed in the manner less or least favorable to the drafting party, but rather in accordance with its fair meaning.  Headings at the beginning of each paragraph and subparagraph (if any) are solely for the convenience of the parties and are not a part of this Agreement.  Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.  This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared it.  Unless otherwise indicated, all references to paragraphs and subparagraphs are to paragraphs and subparagraphs in this Agreement.  All exhibits referred to in this Agreement are attached and incorporated into this Agreement by this reference.  In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the actions shall be taken on the next succeeding business day.  As used in this Agreement, references to the “knowledge” of Seller or Buyer shall be deemed to refer only to actual knowledge (without duty to investigate) and not constructive knowledge.

29.          Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State where the Property is located.  Each party agrees to submit to the jurisdiction of the courts of the County, as necessary to effectuate the terms of this Agreement, and that proper venue in any matter so litigated shall be in the County.

30.          Effect of Delivery; Expiration.  This Agreement shall not be binding or enforceable unless and until it is executed and delivered by both parties.

31.          Counterparts.       This Agreement may be executed in counterparts each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

32.          Guaranty by Seller Guarantor.

32.1          Seller Guarantor is executing this Agreement solely for the purposes specified in this Section 32.  From and after the Close of Escrow, the Seller Guarantor hereby guarantees to Buyer the due and punctual payment and performance of each Seller’s obligations under Section 14 and Section 16, subject to any limitations on survival or amounts payable set forth in this Agreement.

32.2          The terms of this Section 32 and the Seller Guarantor’s obligations hereunder are a continuing and irrevocable obligation of the Seller Guarantor and shall remain in full force until payment, performance and/or observation in full of the obligations hereunder.  The Seller Guarantor’s guaranty and liability under this Section 32 are absolute and unconditional and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following:  (i) any amendment or modification of the terms of this Agreement; (ii) any failure or delay of Buyer to exercise, or any lack of diligence in exercising, any right or remedy with respect to this Agreement; (iii) any dealings or transactions between Buyer and Seller or any of their affiliates relating to this Agreement, whether or not the Seller Guarantor shall be a party to or cognizant of the same; (iv) any guaranty now or hereafter executed by the Seller Guarantor or its affiliates or the release of the Seller Guarantor or its affiliates thereunder or the failure of any other party to assume liability for the payment in connection with this Agreement, whether by operation of law or otherwise; (v) Buyer’s consent to any assignment or successive assignments of this Agreement; (vi) the failure to give Seller notice of any breach of this Agreement if such notice is not required; and/or (vii) any other circumstance which might constitute a legal or equitable discharge or defense available to the Seller Guarantor, whether similar or dissimilar to the foregoing (including any bankruptcy of any Seller), other than the defense of (a) payment and performance or (b) the claim against any Seller is not due and owing under the terms of this Agreement or that Seller has performed (it being understood and agreed that Buyer will only be required to litigate the existence of the same or similar defenses raised by both Seller and the Seller Guarantor in one action or proceeding).  The Seller Guarantor expressly waives the following:  (i) notice of acceptance of this Agreement; (ii) any requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance; (iii) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Section 32, or the interpretation, breach or enforcement of such obligations; and (iv) all rights of subrogation and any other claims that it may now or hereafter acquire against Sellers or any insider that arise from the existence, payment, performance or enforcement of the Seller Guarantor’s obligations under this Section 32 until such time as the Seller Guarantor’s obligations under this Article XVI are performed and paid in full.  The Seller Guarantor’s guaranty under this Section 32 is a present guaranty of payment and performance and not of collection.

32.3          Representations and Warranties of the Seller Guarantor.  The Seller Guarantor hereby represents, warrants and certifies to Buyer as follows:  (i) the execution, delivery and performance under this Section 32 by the Seller Guarantor will not violate any provision of any law, regulation, order or decree of any governmental authority, bureau or agency or of any court binding on the Seller Guarantor, or of any contract, undertaking or agreement to which the Seller Guarantor is a party or which is binding on the Seller Guarantor, or of any contract, undertaking or agreement to which the Seller Guarantor is a party or which is binding upon or any of its property or assets, (ii) this Agreement, with respect to this Section 32, has been duly authorized, executed and delivered by the Seller Guarantor and constitutes a legal, valid and binding obligation of the Seller Guarantor, enforceable against the Seller Guarantor in accordance with its terms, subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and doctrines of equity affecting the availability of specific enforcement as a remedy; and (iii) all necessary resolutions, consents, licenses, approvals and authorizations of any Person required in connection with the execution, delivery and performance of this Article XIV have been duly obtained and are in full force and effect.

32.4                              Survival.  This Section 32 shall survive the Closing.

[No further text; signatures appear on the following page]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Seller:

CIM Urban REIT 211 Main St. (SF), LP
a California limited partnership

By CIM Urban REIT 211 Main St. (SF) GP, LLC
a California limited liability company, its general partner

By:
Name:
Its:

Buyer:

BPP 211 Main Owner LLC
a Delaware limited liability company

By:
Jacob Werner
Managing Director and Vice President

Joinder by CIM Commercial Trust Corp.

CIM Commercial Trust Corp. is executing this Agreement for the limited purpose of agreeing to be bound by the obligations of Seller Guarantor as set forth in Section 32.

CIM Commercial Trust Corp.

By:
Name:
Title:

Escrow Holder

The undersigned accepts its appointment as Escrow Holder in accordance with the foregoing terms and conditions and confirms that it has opened an escrow upon those terms and conditions:

Escrow Holder:

Chicagot Title Insurance Company

By:
Its:

Exhibit A

Legal Description

The land referred to is situated in the County of San Francisco, City of San Francisco, State of California, and is described as follows:

PARCEL ONE:

Beginning at the point of intersection of the Northeasterly line of Main Street with the Southeasterly line of Howard Street; running thence Northeasterly along said line of Howard Street, 137 feet and 6 inches, more or less, to a point distant thereon 137 feet and 6 inches Southwesterly from the Southwesterly line of Spear Street; thence at a right angle Southeasterly and parallel with said Northeasterly line of Main Street, 183 feet and 4 inches; thence at a right angle Southwesterly, 137 feet and 6 inches, more or less, to the Northeasterly line of Main Street; thence at a right angle Northwesterly along said line of Main Street, 183 feet and 4 inches to the point of beginning.

Being a portion of 100 Vara Block No. 326.

PARCEL TWO:

Beginning at a point on the Southwesterly line of Spear Street, distant thereon 137 feet and 6 inches Southeasterly from the Southeasterly line of Howard Street; running thence Southeasterly along said Southwesterly line of Spear Street, 45 feet and 10 inches; thence at a right angle Southwesterly, 137 feet and 6 inches; thence at a right angle Northwesterly, 45 feet and 10 inches; thence at a right angle Northeasterly, 137 feet and 6 inches to the point of beginning.

Being a portion of 100 Vara Block No. 326.

PARCEL THREE:

An easement to attach weatherproofing connections between the 211 Main Street Building and 101 Howard Street Building, and an easement for light and air, and access for maintenance, repair and restoration of improvements over, along and across the following described property, as all are described in the Amended and Restated Grant of Easements and Easement Agreement dated September 16, 2008 and recorded September 19, 2008 as Instrument No. 2008-I654755 in Reel J730 at Image 143 of Official Records, together with First Amendment to Amended and Restated Grant of Easement and Easement Agreement recorded December 3, 2009, Instrument No. 2009-I881292, Official Records:

Beginning at a point on the Southeasterly line of Howard Street, distant thereon 137.50 feet Southwesterly from the Southwesterly line of Spear Street; thence from said point of beginning, Southeasterly at a right angle to said Southeasterly line of Howard Street, 137.50 feet; thence at a right angle Northeasterly, 20.00 feet; thence at a right angle Northwesterly, 137.50 feet; thence at a right angle Southwesterly, 20.00 feet to the point of beginning.

The lower limits of the easement parcel are the level of the penthouse roof on 101 Howard Street at elevation 88 and the levels of the lower windows on 211 Main Street at elevations 85 and 78, as defined on the diagram attached to said document, referred to above. Elevations are based on the City and County of San Francisco datum.

APN: Lot 033; Block 3740

Exhibit B

Form of Deed

Recording requested by
and when recorded return to:

Assessor’s Parcel No.

The undersigned Grantor(s) declare(s)

DOCUMENTARY TRANSFER TAX IS $

☒Computed on Consideration or Full Value of the interest or property conveyed, or

☐Computed on full value less value of liens or encumbrances remaining at time of sale, City of Los Angeles

GRANT DEED

For valuable consideration, receipt of which is acknowledged, the undersigned,                 (“Grantor”), hereby grants to                   (“Grantee”) the property described in Exhibit A attached hereto (the “Property”), subject to all matters of record set forth on Exhibit B attached hereto.

Dated: , 2017

By:
Its:

Name:
Title:

ACKNOWLEDGEMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA

)

) ss.

COUNTY OF	)

On                     before me,                    (here insert name and title of the officer), personally appeared                                        (insert name(s) of signer(s))  who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

Exhibit A to Grant Deed

Legal Description

The land referred to is situated in the County of San Francisco, City of San Francisco, State of California, and is described as follows:

PARCEL ONE:

Beginning at the point of intersection of the Northeasterly line of Main Street with the Southeasterly line of Howard Street; running thence Northeasterly along said line of Howard Street, 137 feet and 6 inches, more or less, to a point distant thereon 137 feet and 6 inches Southwesterly from the Southwesterly line of Spear Street; thence at a right angle Southeasterly and parallel with said Northeasterly line of Main Street, 183 feet and 4 inches; thence at a right angle Southwesterly, 137 feet and 6 inches, more or less, to the Northeasterly line of Main Street; thence at a right angle Northwesterly along said line of Main Street, 183 feet and 4 inches to the point of beginning.

Being a portion of 100 Vara Block No. 326.

PARCEL TWO:

Beginning at a point on the Southwesterly line of Spear Street, distant thereon 137 feet and 6 inches Southeasterly from the Southeasterly line of Howard Street; running thence Southeasterly along said Southwesterly line of Spear Street, 45 feet and 10 inches; thence at a right angle Southwesterly, 137 feet and 6 inches; thence at a right angle Northwesterly, 45 feet and 10 inches; thence at a right angle Northeasterly, 137 feet and 6 inches to the point of beginning.

Being a portion of 100 Vara Block No. 326.

PARCEL THREE:

An easement to attach weatherproofing connections between the 211 Main Street Building and 101 Howard Street Building, and an easement for light and air, and access for maintenance, repair and restoration of improvements over, along and across the following described property, as all are described in the Amended and Restated Grant of Easements and Easement Agreement dated September 16, 2008 and recorded September 19, 2008 as Instrument No. 2008-I654755 in Reel J730 at Image 143 of Official Records, together with First Amendment to Amended and Restated Grant of Easement and Easement Agreement recorded December 3, 2009, Instrument No. 2009-I881292, Official Records:

Beginning at a point on the Southeasterly line of Howard Street, distant thereon 137.50 feet Southwesterly from the Southwesterly line of Spear Street; thence from said point of beginning, Southeasterly at a right angle to said Southeasterly line of Howard Street, 137.50 feet; thence at a right angle Northeasterly, 20.00 feet; thence at a right angle Northwesterly, 137.50 feet; thence at a right angle Southwesterly, 20.00 feet to the point of beginning.

The lower limits of the easement parcel are the level of the penthouse roof on 101 Howard Street at elevation 88 and the levels of the lower windows on 211 Main Street at elevations 85 and 78, as defined on the diagram attached to said document, referred to above. Elevations are based on the City and County of San Francisco datum.

APN: Lot 033; Block 3740

Exhibit B

Matters of Record to Grant Deed

Exhibit C

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that the transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required by the disposition of a U.S. real property interest by                  , LP, a California limited partnership (“Seller”), the undersigned certifies the following on behalf of Seller:

1.             Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.             Seller’s U.S. employer identification number is                     ;

3.             Seller has an office address at 4700 Wilshire Boulevard, Los Angeles, California  90010; and

4.             Seller is not a disregarded entity as defined in United States Internal Revenue Code Section 1.1445-2(b)(2)(iii).

Seller and the undersigned understand that this Certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Dated:                  , 2017

[Signature]

[Title]

Exhibit C-1

Exhibit D

SELLER INFORMATION

SELLER INFORMATION

1.	211 Main_HFF.SF	ARGUS File/
2.	01.dwg	CAD Files/CAD Files/
3.	02.dwg	CAD Files/CAD Files/
4.	09.dwg	CAD Files/CAD Files/
5.	10.dwg	CAD Files/CAD Files/
6.	11 dwg.DWG	CAD Files/CAD Files/
7.	17.dwg	CAD Files/CAD Files/
8.	EXIT.dwg	CAD Files/CAD Files/
9.	GAR.dwg	CAD Files/CAD Files/
10.	HR12_16.DWG	CAD Files/CAD Files/
11.	LR3_5.DWG	CAD Files/CAD Files/
12.	LR6_8.DWG	CAD Files/CAD Files/
13.	MEZ.DWG	CAD Files/CAD Files/
14.	PENT1.DWG	CAD Files/CAD Files/
15.	PSA Form Office Seller California 11-18-16.doc	Draft PSA/
16.	211 Main - PHASE I REPORT January 2008.pdf	Draft Third Parties/
17.	211 Main Ph I Final 2016.pdf	Draft Third Parties/
18.	211 Main_DRAFT PCR_11.2016.pdf	Draft Third Parties/
19.	211 Main_DRAFT Phase I_09.2016.pdf	Draft Third Parties/
20.	211 Main_DRAFT PZR_02.2017.pdf	Draft Third Parties/
21.	211M Aged Receivable 1.30.17.xlsx	Due Diligence/AR Aging/
22.	211 Asbestos Abatement Report updated 3-10-09.pdf	Due Diligence/Asbestos/
23.	211 Asbestos O&M Plan 9-2-98.pdf	Due Diligence/Asbestos/
24.	2013 Operating Costs & Real Estate Reconciliation - 10.16.14.pdf	Due Diligence/CAM Recs/
25.	2015 Reconciliation - Schwab Corporate Real Estate & Lease Admin.pdf	Due Diligence/CAM Recs/
26.	2016 Estimates - Schwab Corporate Real Estate & Lease Admin.pdf	Due Diligence/CAM Recs/

Exhibit D-1

27.	211 Main - 2014 Actual Reconciliations & 2015 Revised Estimates - PO Box....pdf	Due Diligence/CAM Recs/
28.	211 Main - Earthquake.pdf	Due Diligence/Certificate of Insurance/
29.	211 Main - Insurance Loss Run.pdf	Due Diligence/Certificate of Insurance/
30.	211 Main - Property.pdf	Due Diligence/Certificate of Insurance/
31.	Charles Schwab tenant @ 211 Main 16 to 17.pdf	Due Diligence/Certificate of Insurance/
32.	Temp00594.pdf	Due Diligence/Drawings/1971 Structural/
33.	Temp00595.pdf	Due Diligence/Drawings/1971 Structural/
34.	Temp00596.pdf	Due Diligence/Drawings/1971 Structural/
35.	Temp00597.pdf	Due Diligence/Drawings/1971 Structural/
36.	Temp00598.pdf	Due Diligence/Drawings/1971 Structural/
37.	Temp00599.pdf	Due Diligence/Drawings/1971 Structural/
38.	Temp00600.pdf	Due Diligence/Drawings/1971 Structural/
39.	Temp00601.pdf	Due Diligence/Drawings/1971 Structural/
40.	Temp00602.pdf	Due Diligence/Drawings/1971 Structural/
41.	Temp00603.pdf	Due Diligence/Drawings/1971 Structural/
42.	Temp00604.pdf	Due Diligence/Drawings/1971 Structural/
43.	Temp00605.pdf	Due Diligence/Drawings/1971 Structural/
44.	Temp00606.pdf	Due Diligence/Drawings/1971 Structural/
45.	Temp00607.pdf	Due Diligence/Drawings/1971 Structural/
46.	Temp00608.pdf	Due Diligence/Drawings/1971 Structural/
47.	Temp00609.pdf	Due Diligence/Drawings/1971 Structural/
48.	Temp00610.pdf	Due Diligence/Drawings/1971 Structural/
49.	Temp00611.pdf	Due Diligence/Drawings/1971 Structural/
50.	Temp00612.pdf	Due Diligence/Drawings/1971 Structural/
51.	Temp00613.pdf	Due Diligence/Drawings/1971 Structural/
52.	Temp00614.pdf	Due Diligence/Drawings/1971 Structural/
53.	Temp00615.pdf	Due Diligence/Drawings/1971 Structural/
54.	Temp00616.pdf	Due Diligence/Drawings/1971 Structural/
55.	Temp00617.pdf	Due Diligence/Drawings/1971 Structural/
56.	Temp00618.pdf	Due Diligence/Drawings/1971 Structural/
57.	Temp00619.pdf	Due Diligence/Drawings/1971 Structural/
58.	Temp00620.pdf	Due Diligence/Drawings/1971 Structural/
59.	Temp00621.pdf	Due Diligence/Drawings/1971 Structural/
60.	Temp00622.pdf	Due Diligence/Drawings/1971 Structural/
61.	Temp00623.pdf	Due Diligence/Drawings/1971 Structural/
62.	Temp00624.pdf	Due Diligence/Drawings/1971 Structural/
63.	211main_A10_1998.pdf	Due Diligence/Drawings/1998 Structural/
64.	211main_A1_1998.pdf	Due Diligence/Drawings/1998 Structural/
65.	211main_A2.1_1998.pdf	Due Diligence/Drawings/1998 Structural/
66.	211main_A2_1998.pdf	Due Diligence/Drawings/1998 Structural/
67.	211main_A3_1998.pdf	Due Diligence/Drawings/1998 Structural/
68.	211main_A4_1998.pdf	Due Diligence/Drawings/1998 Structural/
69.	211main_A5_1998.pdf	Due Diligence/Drawings/1998 Structural/
70.	211main_A6_1998.pdf	Due Diligence/Drawings/1998 Structural/
71.	211main_A7_1998.pdf	Due Diligence/Drawings/1998 Structural/

Exhibit D-2

72.	211main_A8_1998.pdf	Due Diligence/Drawings/1998 Structural/
73.	211main_A9_1998.pdf	Due Diligence/Drawings/1998 Structural/
74.	211main_s10_1998.pdf	Due Diligence/Drawings/1998 Structural/
75.	211main_s11_1998.pdf	Due Diligence/Drawings/1998 Structural/
76.	211main_s12_1998.pdf	Due Diligence/Drawings/1998 Structural/
77.	211main_s13a_1998.pdf	Due Diligence/Drawings/1998 Structural/
78.	211main_s13_1998.pdf	Due Diligence/Drawings/1998 Structural/
79.	211main_s14_1998.pdf	Due Diligence/Drawings/1998 Structural/
80.	211main_s15_1998.pdf	Due Diligence/Drawings/1998 Structural/
81.	211main_s16_1998.pdf	Due Diligence/Drawings/1998 Structural/
82.	211main_s17_1998.pdf	Due Diligence/Drawings/1998 Structural/
83.	211main_s18_1998.pdf	Due Diligence/Drawings/1998 Structural/
84.	211main_s19_1998.pdf	Due Diligence/Drawings/1998 Structural/
85.	211main_s1_1998.pdf	Due Diligence/Drawings/1998 Structural/
86.	211main_s20_1998.pdf	Due Diligence/Drawings/1998 Structural/
87.	211main_s21_1998.pdf	Due Diligence/Drawings/1998 Structural/
88.	211main_s22_1998.pdf	Due Diligence/Drawings/1998 Structural/
89.	211main_s23_1998.pdf	Due Diligence/Drawings/1998 Structural/
90.	211main_s24_1998.pdf	Due Diligence/Drawings/1998 Structural/
91.	211main_s25_1998.pdf	Due Diligence/Drawings/1998 Structural/
92.	211main_s26_1998.pdf	Due Diligence/Drawings/1998 Structural/
93.	211main_s27_1998.pdf	Due Diligence/Drawings/1998 Structural/
94.	211main_s28_1998.pdf	Due Diligence/Drawings/1998 Structural/
95.	211main_s2_1998.pdf	Due Diligence/Drawings/1998 Structural/
96.	211main_s3_1998.pdf	Due Diligence/Drawings/1998 Structural/
97.	211main_s4_1998.pdf	Due Diligence/Drawings/1998 Structural/
98.	211main_s5_1998.pdf	Due Diligence/Drawings/1998 Structural/
99.	211main_s6_1998.pdf	Due Diligence/Drawings/1998 Structural/
100.	211main_s7_1998.pdf	Due Diligence/Drawings/1998 Structural/
101.	211main_s8_1998.pdf	Due Diligence/Drawings/1998 Structural/
102.	211main_s9_1998.pdf	Due Diligence/Drawings/1998 Structural/
103.	211M General Ledger 1.2017.xlsx	Due Diligence/General Ledger/
104.	211M General Ledger 2016.xlsx	Due Diligence/General Ledger/
105.	211 Main 2012 IS.xlsx	Due Diligence/Income Statements/
106.	211 Main 2013 IS.xlsx	Due Diligence/Income Statements/
107.	211 Main 2014 IS.xlsx	Due Diligence/Income Statements/
108.	211 Main 2015 IS.xlsx	Due Diligence/Income Statements/
109.	211 Main 2016 IS.xlsx	Due Diligence/Income Statements/
110.	211 Main 2011 - 2012 Tax Bill.pdf	Due Diligence/RE Tax Bills/
111.	211 Main 2012-2013 Tax Bill.pdf	Due Diligence/RE Tax Bills/
112.	211 Main 2013-2014 Tax Bill.pdf	Due Diligence/RE Tax Bills/
113.	211 Main 2014-2015 Tax Bill.pdf	Due Diligence/RE Tax Bills/
114.	211 Main 2015-2016 Tax Bill.pdf	Due Diligence/RE Tax Bills/
115.	211 Main 2016-2017 Tax Bill.pdf	Due Diligence/RE Tax Bills/
116.	211M Rent Roll 1.30.17.xlsx	Due Diligence/Rent Roll/
117.	211 Main 2012 Variance Analysis.xlsx	Due Diligence/Variance Analysis/

Exhibit D-3

118.	211 Main 2013 Variance Analysis.xlsx	Due Diligence/Variance Analysis/
119.	211 Main 2014 Variance Analysis.xlsx	Due Diligence/Variance Analysis/
120.	211 Main 2015 Variance Analysis.xlsx	Due Diligence/Variance Analysis/
121.	211 Main 2016 Variance Analysis.xlsx	Due Diligence/Variance Analysis/
122.	PO.UNITED CALIFORNIA GLASS AND DOOR.C32.UCGD.160323.xlsm	Due Diligence/Window Invoices/
123.	Solar Window Film Invoices.pdf	Due Diligence/Window Invoices/
124.	United Cal Glass door window replacements.pdf	Due Diligence/Window Invoices/
125.	211 Main Signage Approval Letter.pdf	Leases/
126.	211 Main Street - Schwab Tenant Estoppel Certificate (Executed).pdf	Leases/
127.	211 Main_Schwab_Lease Amend 1.pdf	Leases/
128.	211 Main_Schwab_Lease Amend 2.pdf	Leases/
129.	211 Main_Schwab_Lease Amend 3.pdf	Leases/
130.	211 Main_Schwab_Lease Amend 4.pdf	Leases/
131.	211 Main_Schwab_Lease Amend 5.pdf	Leases/
132.	211 Main_Schwab_Lease Amend 6 - Statement of Commencement.pdf	Leases/
133.	211 Main_Schwab_Lease Amend 6.pdf	Leases/
134.	211 Main_Schwab_Lease Amend 7.pdf	Leases/
135.	211 Main_Schwab_Lease.pdf	Leases/
136.	Auditorium Approval 4-21-08.pdf	Leases/
137.	CIM 211 Main Excluded Space.pdf	Leases/
138.	Short Form of Seventh Amendment to Commercial Office Lease_Recorded.pdf	Leases/
139.	Subordination, Non Disturbance and Attornement Agmt.pdf	Leases/
140.	211 Main OM.pdf	Offering Memorandum/
141.	211Main3027.jpg	Photos/
142.	211Main3037.jpg	Photos/
143.	211Main3050.jpg	Photos/
144.	211Main3066.jpg	Photos/

Exhibit D-4

145.	211Main3076.jpg	Photos/
146.	211Main3085.jpg	Photos/
147.	211Main3112.jpg	Photos/
148.	211Main3131.jpg	Photos/
149.	211Main3151.jpg	Photos/
150.	211Main3160.jpg	Photos/
151.	211Main3179.jpg	Photos/
152.	211Main3201.jpg	Photos/
153.	211Main3211.jpg	Photos/
154.	211Main3227.jpg	Photos/
155.	211Main3261.jpg	Photos/
156.	211Main3270.jpg	Photos/
157.	211Main3310.jpg	Photos/
158.	211Main3314.jpg	Photos/
159.	211Main3320.jpg	Photos/
160.	211Main3340.jpg	Photos/
161.	211 Main ALTA Survey 9-30-16.pdf	Title & Survey/
162.	211 Main Revised PTR 10-11-16.pdf	Title & Survey/

Exhibit D-5

Exhibit E

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS

ASSIGNMENT AND ASSUMPTION OF LEASE AND CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS (“Assignment”) is executed by               , (“Seller”), in favor of                , a                 (“Buyer”), with reference to the following facts:

Seller and Buyer, have entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of                  , 2017 (“Purchase Agreement”), in which Seller has agreed to sell, and Buyer has agreed to purchase, Seller’s fee interest in the real property described in Exhibit “A” attached hereto (collectively, the “Property”).

Pursuant to the Purchase Agreement, Seller has agreed to assign to Buyer all of Seller’s right, title and interest to the Lease as the same may heretofore have been amended, modified and/or supplemented, all as listed on Exhibit “C” attached hereto (collectively, the “Lease”) and all of Seller’s right, title and interest to the contracts listed on Exhibit “B” attached hereto (the “Service Contracts”).

THEREFORE, for valuable consideration, Seller and Buyer agree as follows:

1.             Assignment.  Seller hereby assigns, sells and transfers to Buyer, on the terms specified in the Purchase Agreement, all of Seller’s right, title and interest in and to the Lease and Service Contracts.

2.             Assumption.  Buyer hereby assumes all of the benefits and burdens of and obligations of Seller under the Lease and Service Contracts relating to the period from and after the date hereof, and Buyer acknowledges its receipt of those certain deposits provided by the tenants pursuant to the Lease to the extent specified on Exhibit “C” attached hereto.

3.             Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

4.             Construction; Headings.  All amendments and modifications of, and supplements to, this Assignment must be in writing and executed by Buyer and Seller.  This Assignment shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  If any provision of this Assignment or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Assignment (including the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.  The headings to sections or paragraphs of this Agreement are for convenient reference only and shall not be used in interpreting this Assignment.

5.             Governing Law.  This Assignment shall be governed by and interpreted in accordance with the laws of the State of California.

6.             Attorneys’ Fees.  If either party becomes involved in litigation, arbitration, reference to a retired judge or other neutral referee, or other legal process arising out of this Assignment or in connection with any bankruptcy proceeding relating to a party, the court in the litigation or arbitrator, retired judge or other referee in the arbitration or reference, or neutral party in such other legal process, shall award legal expenses (including, but not limited to reasonable attorneys’ fees and court costs) to the prevailing party.  The award for legal expenses shall not be computed in accordance with any schedule, but shall be as necessary to fully reimburse all reasonable attorneys’ fees and other legal expenses

Exhibit E-1

actually incurred in good faith, regardless of the size of the judgment, it being the express intention of the parties to fully compensate the prevailing party for all the reasonable attorneys’ fees and other legal expenses paid or incurred by it in good faith in connection therewith.

Dated: , 2017

Seller:

By:
Name:
Its:

Buyer:

By:
Name:
Its:

Exhibit E-2

EXHIBIT F

FORM OF BILL OF SALE

For TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                   , LP, a California limited partnership (“Seller”), in connection with Seller’s sale of certain real property located in San Francisco, California, and more particularly described on Exhibit A attached hereto and by this reference incorporated herein, and improvements located thereupon (collectively, the “Property”), hereby conveys to                           (“Buyer”), without representation or warranty, except that Seller warrants to Buyer that it owns fee title to the Property free and clear of all liens and otherwise as set forth in that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of                  , 2017, between Seller and Buyer, all tangible personal property owned by Seller, if any, located on or in or used in connection with the operation, maintenance or management of the Property, but excluding any property owned by tenants of the Property.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of           , 2017.

Seller:

,

By:
Name:
Its:

Exhibit F-1

EXHIBIT G

FORM OF GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (this “Assignment”) is entered into as of          , 2017, by                , LP, a California limited partnership (“Seller”), and                       (“Buyer”), with reference to the following:

WHEREAS, as contemplated by the terms of that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of      , 2017 (“Purchase Agreement”), in which Seller has agreed to sell, and Buyer has agreed to purchase, the real property described in Exhibit A attached hereto and the improvements located thereupon (collectively, the “Property”), Assignor desires by this Assignment to assign to Assignee all of Assignor’s right, title and interest in and to: (i) all transferable permits, licenses, certificates and other governmental approvals related to the Property (the “Permits”); and (ii) all right, title and interest of Seller in and to any and all intangible property owned by Seller and used in the ownership, use and/or operation of the Property, including, without limitation, the right to use any trade name now used in connection with the Property, the books and records relating to the Property, including computer discs, tapes and other data bases or software, inventory records, building management records, payroll records and all other books and records and all other books and records relating to the operation and management of the Property (collectively, the “Intangible Property”).

NOW, THEREFORE, in consideration of the covenants, agreements and promises set forth herein below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do agree as follows:

1.             Assignment.  Seller hereby assigns, absolutely and irrevocably, to Buyer all of Seller’s right, title, interest and obligations in, to and under the Permits and Intangible Property from and after the date hereof.  Except as expressly provided in the Purchase Agreement, this Assignment is made without representation, warranty or recourse of any kind, express or implied.

2.             Acceptance.  Buyer accepts the foregoing assignment.

3.             Successors and Assigns.  This Assignment shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

4.             Governing Law.  This Assignment shall be governed by, construed and enforced in accordance with the internal laws of the State of California.

5.             Counterparts.  This Assignment may be executed in counterparts, and when together, such executed original counterparts shall constitute but one original hereof.

6.             Attorneys’ Fees.  If either party becomes involved in litigation, arbitration, reference to a retired judge or other neutral referee, or other legal process arising out of this Assignment or in connection with any bankruptcy proceeding relating to a party, the court in the litigation or arbitrator, retired judge or other referee in the arbitration or reference, or neutral party in such other legal process, shall award legal expenses (including, but not limited to reasonable attorneys’ fees and court costs) to the prevailing party.  The award for legal expenses shall not be computed in accordance with any schedule, but shall be as necessary to fully reimburse all reasonable attorneys’ fees and other legal expenses actually incurred in good faith, regardless of the size of the judgment, it being the express intention of the parties to fully compensate the prevailing party for all the reasonable attorneys’ fees and other legal expenses paid or incurred by it in good faith in connection therewith.

Exhibit H-1

IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment as of the day and year first written above.

Seller:

,

By:
Name:
Its:

Buyer:

By:
Title:

Exhibit H-2

Exhibit H

Form of Estoppel Certificate

TENANT ESTOPPEL CERTIFICATE

The undersigned, Charles Schwab & Co., Inc., a California corporation (“Tenant”) is hereby informed that BPP 211 Main Owner LLC, a Delaware limited liability company (“211 Owner”) has entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of February   , 2017 (the “Purchase Agreement”) with respect to the improved real property located at 211 Main Street, San Francisco, California (the “Property”) and hereby certifies to the Benefited Parties (defined below), as follows, with knowledge that the Benefited Parties will rely upon this certificate in connection with the transactions described in the Purchase Agreement. Capitalized terms not otherwise expressly defined in this certificate shall have the meaning set forth for such terms in the Lease:

1.              Attached hereto is a true, correct and complete copy of that certain Commercial Lease dated August 8, 1997 between Main Plaza, LLC (“Landlord”) and Tenant, together with the First Amendment to Commercial Office Lease dated as of April 1, 1998 (the “First Amendment”), Second Amendment to Commercial Office Lease dated as of June 9, 1998 (the “Second Amendment”), Third Amendment to Commercial Office Lease dated as of November 4, 1998 (the “Third Amendment”), Fourth Amendment to Commercial Office Lease dated as of July 24, 2000 (the “Fourth Amendment”), Fifth Amendment to Commercial Office Lease dated as of May 5, 2008, as supplemented by that certain letter agreement re Amendment #5 dated July 20, 2009 (the “Fifth Amendment”), Sixth Amendment to Commercial Office Lease dated as of June 17, 2014 (the “Sixth Amendment”) and the Seventh Amendment to Commercial Office Lease dated as of October 14, 2016 (the “Seventh Amendment”)(as so amended to date, the “Lease”), which demises Premises which are located at 211 Main Street, San Francisco, California (the “Building”). The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Paragraph 6 below.

2.              The Term of the Lease commenced on August 7, 1998, with the “Commencement Date” (i) as to specific portions of the Premises being delivered and having occurred, as set forth in Paragraph 2 of the Second Amendment, and (ii) with respect to Chase Space, as set forth in the First Amendment, with respect to the Penthouse Roof Air Handling Unit, as set forth in the Second Amendment, with respect to the Shower Space, as set forth in the Third Amendment, with respect to the “Retail Premises” as set forth in the Fourth Amendment, with respect to the “Additional Basement Space,” “Additional Garage Space,” the “Basement Storage Space” and the “Maintenance Shop” as of July 1, 2008 as set forth in the Fifth Amendment and with respect to the “New Flower Shop Space” as set forth in the Sixth Amendment.

3.              The term of the Lease is currently scheduled to expire on April 30, 2028, subject to extension pursuant to Section 36 of the Lease and Section 4 of the Fifth Amendment.

4.              Tenant has no option to renew or extend the Term of the Lease except: as set forth in Section 36 of the Lease and Section 4 of the Fifth Amendment.

Exhibit H-3

5.              Tenant has no right to purchase the Premises or any portion of the Building, and Tenant has no rights or options to expand into other space in the Building except as provided in Section 37 of the Lease. Section 38 of the Lease was deleted and is of no further force or effect pursuant to the Fifth Amendment.

6.              The Lease has: (Initial One)

☐ not been amended, modified, supplemented, extended, renewed or assigned,

☒ been amended, modified, supplemented, extended, renewed or assigned by Tenant by the following described agreements, copies of which are attached hereto: First Amendment; Second Amendment; Third Amendment; Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment, Lessee Estoppel Certificate dated August 8, 1997, made by Tenant and Landlord in favor of Union Bank of California, Subordination, Nondisturbance and Attornment Agreement by and among Tenant, Landlord and Union Bank of California dated as of August 11, 1997, Waiver of Right of First Offer dated as of April 7, 1998, Subordination, Nondisturbance and Attornment Agreement by and among Tenant, Landlord and The Northwestern Mutual Life Insurance Company, dated as of June 26, 1998, letter re: Base Rent Adjustment Per Section 3(b)(iii) dated October 13, 2003, letter re: Asbestos at 211 Main Street dated February 8, 2006, letter agreement re: Grant of Easements and Easement Agreement Encumbering 211 Main Street, dated May 16, 2008, letter re: Auditorium Improvements — Lease dated August 8, 1997, dated November 19, 2008 (the “Auditorium Improvements Letter”). In addition, Tenant has submitted further modifications to the improvement revisions set forth and approved by Landlord in the Auditorium Improvements Letter, which revisions were approved by Landlord by email on December 9, 2009.

7.              Tenant has accepted, subject to latent defects, the Premises, and is now in possession of the Premises and has not sublet, assigned or encumbered the Lease, the Premises or any portion thereof except as follows:

•                  In accordance with Section 14(h) of the Lease, certain of Tenant’s Business Partners and Affiliates are occupying certain portions of the Premises.

•                  The following repair and/or maintenance obligations of Landlord are outstanding: None.

8.              The current monthly Base Rent is $814,654, as set forth on Exhibit B-3 of the Fifth Amendment, and as modified by the Sixth Amendment.

9.              Tenant acknowledges and agrees that Tenant shall be responsible for 100% of the increase in real property taxes resulting from a reassessment of the Property in accordance with the provisions of Proposition 13 for any change in ownership of the Property, including, but not limited to, any change in ownership of the Property occurring during the Term of the Lease and prior to the date hereof.

10.       Landlord has no obligation to provide parking for the benefit of the Premises, except such parking as may be available to Tenant in the Garage portions of the Premises demised to Tenant.

Exhibit H-4

11.       Security Deposit (Initial One):

☐ The amount of any cash security deposit is $           No other security deposits have been made.

☐ The amount of any letter of credit security deposit is $          No other security deposits have been made.

☒ None.

12.       All rental payments payable by Tenant have been paid in full as of the date hereof. No rent under the Lease has been paid for more than one (I) calendar month in advance of its due date.

13.       Except as set forth in Paragraph 7 above, all work required to be performed by Landlord under the Lease has been completed and has been accepted, subject to any latent defects, by Tenant, and all Tenant Improvement Allowances have been paid in full.

14.       To the best of Tenant’s knowledge, as of the date hereof, there are no defaults on the part of Tenant under the Lease. To Tenant’s actual knowledge, with no duty of investigation or inquiry, there are no defaults on the part of Landlord under the Lease.

15.       To Tenant’s actual knowledge, with no duty of investigation or inquiry, as of the date hereof: (a) Tenant has no defense as to its obligations under the Lease and (b) Tenant claims no set-off or counterclaim against Landlord.

•              The “Benefited Parties” for purposes of this Certificate are 211 Owner, its successors, assigns, designees and lenders, and their successors, assigns or designees.

Dated: February 2017

“TENANT”

Charles Schwab & Co., Inc.,
a California corporation

By:
Name:
Title:

Exhibit H-5

Exhibit I

Form of Owner’s Affidavit

TITLE AFFIDAVIT

dated as of 3/   /17

CIM-BX

Re:	Seller/Grantor/Owner:
CIM Urban REIT 211 Main St. (SF), LP, a California limited partnership
Purchaser/Grantee/Mtgor/Insured for OP:
BPP 211 Main Owner LLC, a Delaware limited liability company
Title Insurer:
Chicago Title Insurance Company (“CTIC”) and coinsurers (if any)
Commitment #:
17000131/00067313-X4 issued by CTIC
Premises, as legally described in Commitment:
211 Main St in SF (SF), CA

Certifications:

The undersigned owner of the Premises hereby certifies the following to Title Insurer as to its respective estate and/or interest in the Premises:

Mechanics Liens:

All labor, services or materials rendered or furnished within the last 180 days with regard to the Premises or with regard to the construction or repair of any building or improvements on the Premises have been completed and paid for in full except (a) as set forth on the annexed SCHEDULE OF WORK, or (b) routine repairs and/or maintenance; and (c) any such items that have been contracted for by Charles Schwab & Co. and which are its responsibility under the Lease for the Premises with Charles Schwab & Co. (the “Lease”); and

As to (a) and (b), any and all charges have been or will be duly paid by the undersigned in the ordinary course of business.

Possession:

To the knowledge of the undersigned, the undersigned’s title to the Premises has never been disputed or questioned.

Unrecorded Easements:

To the knowledge of the undersigned, there are no easements or claims of easements not shown by the public records.

Tenants/Parties in Possession:

There are no tenants or other parties who are in possession or have the right to be in possession of said Premises other than the tenant and subtenants (if any) under the Lease, having rights as tenants only, none of which have an option to purchase the Premises (“OTP”), right of first refusal to purchase the Premises (“ROFR”) or right of first offer to purchase the Premises (“ROFO”).

Options to purchase or rights of first refusal:

The undersigned has not granted (and has no knowledge of) any unrecorded outstanding OTP, ROFR or ROFO affecting the Premises.

Exhibit H-6

Taxes/Assessments:

All taxes, assessments, water rents and/or charges, sewer rents and/or charges, sewer hook-up charges, fire service, gas charges, common charges (i.e. condominium or association charges or dues) and other municipal charges that would currently constitute a lien and be currently due and payable have been or will be duly paid in the ordinary course of business.

Pending Contracts/Agreements:

But for the instant transaction, the undersigned has not entered into any contracts or agreement for the sale, disposition or encumbrance of all or part of the Premises.

Perishable Agricultural Commodities Act of 1930, as amended, 7 USC 499a et seq, the Packers and Stockyard Act of 1921, as amended, 7 USC 181 et seq., and any similar state laws (hereafter referred to in the aggregate as “PACA/PASA”):

To the knowledge of the undersigned:

(a)           There are no outstanding unpaid sellers or suppliers of PACA/PASA commodities or products;

(b)           No written notices of claim or written notices of intent to preserve claim rights have been received by Owner from PACA/PASA sellers or suppliers; and

(c)           There are no parties claiming to hold or assert rights, claims or interests under PACA/PASA against Owner.

Covenants & Restrictions:

To the knowledge of the undersigned, (a) the undersigned has received no written notice of past or present violations of any effective covenants, conditions or restrictions set forth in the Commitment that have not been cured (the “CC&Rs”) and (b) any charge or assessment provided for in any of the CC&Rs has been duly paid.

Exhibit H-7

Supplemental Tax Covenant:

The undersigned acknowledges that a “change in ownership” (as described in California Revenue and Taxation Code Section 64) occurred in [specify date] that will result in a supplemental assessment being issued for property taxes relating to the Premises, and such supplemental assessment shall include an assessment for property taxes for time periods prior to the date hereof.  The undersigned agrees, at its sole cost and expense, to promptly file all documents and/or certificates required to ensure that any such supplemental assessment is reflected on the County’s Unsecured Assessment Roll and, if reflected on the County of San Francisco’s Secured Assessment Roll, to remove such supplemental assessment therefrom.

Gap Indemnification:

Between the most recent Effective Date of the Commitment and the date of recording of the Insured Instrument(s) but in no event later than 3 business days from the date hereof or 3 business days from the closing of escrow, to the extent applicable and whichever is later (hereinafter, the “Gap Period”), the undersigned has not taken and will not take any action to encumber or otherwise affect title to the Premises.

Further Assurances:

The undersigned hereby undertakes and agrees to fully cooperate with Title Insurer in correcting any errors in the execution and acknowledgment of the Insured Instrument(s).

Counterparts:

This document may be executed in counterparts.

Inducement and Indemnification:

The undersigned provides this document to induce Title Insurer to insure title to said Premises well knowing that it will do so only in complete reliance upon the matters asserted hereinabove and further, will indemnify and hold Title Insurer harmless against any loss or damage sustained as a result of any inaccuracy in the matters asserted hereinabove.

SEE ANNEXED SIGNATURE PAGE

Exhibit H-8

SIGNATURE PAGE

CIM Urban REIT 211 Main St. (SF), LP, a California limited partnership

By:         CIM Urban REIT 211 Main St. (SF) GP, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

Exhibit I-1

SCHEDULE OF WORK

SEE ANNEXED

Exhibit I-2

SCHEDULE OF WORK

CIM-BX at 211 Main St in SF (SF), CA #17000131/00067313-X49

TO BE FULLY POPULATED AND PROVIDED TO TITLE-CO AT LEAST 7 BUSINESS DAYS PRIOR TO CLOSING

TO EXTENT DISCLOSES ONGOING WORK, MUST PROVIDE

IDENTITY OF PROPOSED INDEMNITOR AND ASSOCIATED FINANCIALS

Project #	General Desc of Ongoing Work	Project Cost less Amt Paid to Date
1	???	???
	Less Amt Paid to Date	-???
2	???	???
	Less Amt Paid to Date	-???
3	???	???
	Less Amt Paid to Date	-???
4	???	???
	Less Amt Paid to Date	-???
5	???	???
	Less Amt Paid to Date	-???
6	???	???
	Less Amt Paid to Date	-???
7	???	???
	Less Amt Paid to Date	-???
8	???	???
	Less Amt Paid to Date	-???
9	???	???
	Less Amt Paid to Date	-???
10	???	???
	Less Amt Paid to Date	-???
	TOTAL UNPAID TO DATE	???

Exhibit I-3

Schedule 1.4

Lease Schedule

1.              Commercial Office Lease between Main Plaza, LLC, and Charles Schwab & Co., Inc., dated as of August 8, 1997.

2.              First Amendment to Commercial Office Lease between Main Plaza, LLC, and Charles Schwab & Co., Inc., dated as of April 1, 1998.

3.              Second Amendment to Commercial Office Lease between Main Plaza, LLC, and Charles Schwab & Co., Inc., dated as of June 9, 1998.

4.              Third Amendment to Commercial Office Lease between Main Plaza, LLC, and Charles Schwab & Co., Inc., dated as of November 4, 1998.

5.              Fourth Amendment to Commercial Office Lease between Main Plaza, LLC, and Charles Schwab & Co., Inc., dated as of July 24, 2000.

6.              Fifth Amendment to Commercial Office Lease between Main Plaza, LLC, and Charles Schwab & Co., Inc., dated as of May 5, 2008.

7.              Sixth Amendment to Commercial Office Lease between CIM Urban REIT 211 Main St. (SF), L.P., (as Successor) and Charles Schwab & Co., Inc., dated as of June 17, 2014.

8.              Seventh Amendment to Commercial Office Lease between CIM Urban REIT 211 Main St. (SF), L.P., (as Successor) and Charles Schwab & Co., Inc., dated as of October 14, 2016.

Schedule 1.6

Assumed Contracts

None.

Schedule 5.3

Removal Items

Items 2, 3 and 4 on Schedule B of the Title Commitment

Schedule 8.1.3

Pending Actions

None

Schedule 8.1.5

Service Contracts

None

For avoidance of doubt, the parties acknowledge that a Property Management Agreement between Seller and an affiliate of Seller exists and will be terminated at or prior to Close of Escrow.

Schedule 8.1.7

Environmental Reports

1.              Phase I Environmental Site Assessment of 211 Main Street, San Francisco, CA 94105, prepared for CIM Urban REIT 211 Main St. (SF), L.P., by Northgate Environmental Management, Inc., dated as of September 19, 2016.

2.              Phase I Environmental Site Assessment of 211 Main Street, San Francisco, CA 94105, prepared for Douglas Booth Architects by Property Condition Assessments, LLC, dated as of January 15, 2008.

3.              Natural Hazard Disclosure Report for San Francisco County for 211 Main St, San Francisco, CA 94105 prepared by JCP-LGS Property Disclosure Reports, dated as of November 12, 2009.